EXHIBIT 10.103

LEASE AGREEMENT FOR CINGULAR ATLANTA BUILDING

OFFICE LEASE

This Office Lease (the “Lease”) is dated as of December 22, 2000, by and between HOGAN GLENRIDGE HIGHLANDS TWO, LLC, a Florida limited liability company, having an office at 5555 Glenridge Connector, Suite 925, Atlanta, Georgia 30342 (“Landlord”), and CINGULAR WIRELESS LLC, a Delaware limited liability company, having an office at 1100 Peachtree Street, Suite 900, Atlanta, Georgia 30309-4530 (“Tenant”).

I. DEMISE OF PREMISES

Landlord hereby leases to Tenant and Tenant leases from Landlord the Premises located in the Building, together with the nonexclusive right to use, in common with Landlord and others, the following portions of the Building and Land: all common areas of the Building and Land, including the entrance foyer and lobby; the corridors and lavatories on the floors on which the Premises are situated; and stairways, elevators, entranceways, shipping and receiving areas, sidewalks, landscaped areas, driveways, service roads and loading facilities.

II. SUMMARY OF TERMS

As used in this Lease, the following terms shall have the following meanings.

A.	Premises: That part of the Building outlined on the Plans attached hereto as Attachment 2, showing the Premises, consisting of the entirety of the following floors of the Building, containing in each instance the following number of rentable square feet:

Floor	Rentable Square Feet
5	22,654
6	22,654
7	22,654
8	22,654
9	22,654
10	22,654
11	22,624
12	22,654
14	22,352
15	23,089
16	23,042
17	23,042
18	22,414
20	18,133

Landlord and Tenant agree that the number of rentable square feet of the Premises or any portion thereof, for all purposes under this Lease, shall be the number of usable square feet thereof, as determined in accordance with the Standard Method for Measuring Floor Area in Office Buildings of the Building Owners and Managers Association International, multiplied by: (i) as to a floor leased by Tenant in its entirety, 109.5%; and (ii) as to a floor of which Tenant leases a part, but not all, 116.5%.

B.	Building: The building, known as Glenridge Highlands Two, on the Land, having an address of 5565 Glenridge Connector, Atlanta, GA 30342, as shown on the Land and Building Plan attached hereto as Attachment 3, together with the covered parking garage serving the Building. Landlord and Tenant agree that the number of rentable square feet of the Building, for all purposes under this Lease, shall be the number of usable square feet thereof, as determined in accordance with the Standard Method for Measuring Floor Area in Office Buildings of the Building Owners and Managers Association International, multiplied by: (i) as to a floor leased by a single tenant, in its entirety, 109.5%; and (ii) as to a floor leased by multiple tenants, 116.5%.

C.	Land: The real property shown on the Land and Building Plan.

D.	Office Park: The project known as “Glenridge Highlands”, consisting of the Land, Building and “GHO” and “GH3” (as such are herein defined).

E.	Building Manager: The Hogan Group, at the address of 5555 Glenridge Connector, Suite 925, Atlanta, Georgia 30342, or such other person as Landlord may designate.

F.	Commencement Date; Rent Commencement Dates; Termination as to Certain Floors:

(i)	The “Commencement Date” of the Lease Term shall mean the Rent Commencement Date as to the portions of the Premises located on the 11th and 12th floors of the Building, as hereinafter set forth.

(ii)	Subject to the extension thereof as set forth in Section 1 of Attachment 1 to this Lease and in any other provision of this Lease, the “Rent Commencement Date” for each portion of the Premises shall be on the following dates:

(a)	The Rent Commencement Date for the 11th and 12th floors of the Building shall be January 1, 2001.

(b)	The Rent Commencement Date for one floor of the 9th, 10th, 14th, 15th, 16th, 17th, 18th, and 20th floors of the Building shall be on each of the following dates:

February 1, 2001

February 15, 2001

March 1, 2001

March 15, 2001

April 1, 2001

April 15, 2001

May 1, 2001

May 15, 2001

Tenant shall have the right to designate the floor for each such date by giving written notice to Landlord not less than ten (10) days prior thereto; and, in the event Tenant fails in any instance to give such notice for any date, the floor designated for such date shall be deemed to be the highest floor not theretofore designated or deemed designated.

(c)	The Rent Commencement Date for one floor of the 5th, 6th, 7th, and 8th floors of the Building shall be on each of the following dates:

August 1, 2001

September 1, 2001

January 1, 2002

July 1, 2002

The floor designated for each date shall be the highest floor not theretofore designated or deemed designated and as to which this Lease has not been terminated in accordance with subsection (iii), below.

(iii)	Notwithstanding the foregoing, Tenant shall have the right to terminate this Lease as to any or all of the 5th, 6th, 7th, and 8th floors of the Building as hereinafter set forth:

(a)	On or before January 3, 2001, Tenant shall have the right to give Landlord written notice that Tenant desires to terminate this Lease as to the Termination Floor (as defined in this subsection (iii) below). If Tenant gives such notice, there shall be no Rent Commencement Date on August 1, 2001, and this Lease shall terminate as to the Termination Floor.

(b)	On or before April 1, 2001, Tenant shall have the right to give Landlord written notice that Tenant desires to terminate this Lease as to the Termination Floor. If Tenant gives such notice, there shall be no Rent Commencement Date on September 1, 2001, and this Lease shall terminate as to the Termination Floor.

(c)	On or before June 1, 2001, Tenant shall have the right to give Landlord written notice that Tenant desires to terminate this Lease as to the Termination Floor. If Tenant gives such notice, there shall be no Rent Commencement Date on January 1, 2002, and this Lease shall terminate as to the Termination Floor.

(d)	On or before September 1, 2001, Tenant shall have the right to give Landlord written notice that Tenant desires to terminate this Lease as to the Termination Floor. If Tenant gives such notice, there shall be no Rent Commencement Date on July 1, 2002, and this Lease shall terminate as to the Termination Floor.

For each of subsections (a), (b), (c) and (d) above, the “Termination Floor” shall mean the lowest of the 5th, 6th, 7th, and 8th floor as to which this Lease has not then been terminated pursuant to this subsection (iii). Any floor as to which this Lease is terminated pursuant to this subsection (iii) shall nonetheless be subject to the right of first refusal granted to Tenant in Section 2 of Attachment 8 to this Lease. If Tenant terminates this Lease as to any floor after Tenant commences the installation of Tenant Improvements on such floor, Tenant shall be obligated to remove such Tenant Improvements, on a lien free basis, and return such floor to the Base Building Improvements condition, on a lien free basis.

Notwithstanding anything contained in this Lease to the contrary, in no event shall there be funded any portion of the Tenant Allowance attributable to the square footage within any portion of the Premises as to which Tenant has an unexpired right to terminate this Lease pursuant to this subsection (iii) unless Tenant gives Landlord written notice of its waiver of its rights to terminate this Lease as to such area.

G.	Termination Date: The last day of the tenth (10th) Lease Year.

H.	Lease Year: The first Lease Year shall be a twelve (12) calendar month period beginning on the Rent Commencement Date for the 11th and 12th floors. Each subsequent Lease Year shall be a twelve (12) calendar month period, beginning on the day after the end of the first Lease Year, and on successive anniversaries thereof.

I.	Lease Term: A period commencing on the Commencement Date and expiring at midnight on the Termination Date, unless sooner terminated as provided in this Lease.

J. & K. Base Rent & Monthly Installments of Base Rent:

(i)	The following applies to the 9th, 10th, 11th, 12th, 14th,15th, 16th, 17th, 18th and 20th floors of the Premises, and to the floors of the Premises as to which the Rent Commencement Date is January 1, 2002, and July 1, 2002, if Tenant does not terminate this Lease as to such floors.

Lease Year	Base Rent Per Rentable Square Foot Per Annum
1	$19.00
2	$26.75
3	$28.50

4	$28.50
5	$29.50
6	$30.00
7	$30.00
8	$30.00
9	$31.10
10	$31.10

(ii)	The following applies to the floors of the Premises as to which the Rent Commencement Date is August 1, 2001, and September 1, 2001, if Tenant does not terminate this Lease as to such floors.

Lease Year	Base Rent Per Rentable Square Foot Per Annum
1	$26.00
2	$26.52
3	$27.05
4	$27.59
5	$28.14
6	$28.71
7	$29.28
8	$29.87
9	$30.46
10	$31.07

(iii)	Notwithstanding the foregoing, payments of Base Rent by Tenant as set forth above are subject to: (a) the occurrence of the Rent Commencement Dates as to the various portions of the Premises and the other terms of Section F above; (b) the Rent abatements described in Sections 1, 6, 14, 15, and 21 of Attachment 1 to this Lease, in accordance with the provisions thereof; (c) the rights to set off against, and deduct from, the payment of Rent set forth in Section 7 of Attachment 6 to this Lease; and (d) the Rent abatements described in Section 1 of Attachment 8 to this Lease.

L.	Tenant’s Proportionate Share: Tenant’s Proportionate Share, from time to time, shall be that fraction, expressed as a percentage, the numerator of which is the number of rentable square feet in the portions of the Premises as to which the Rent Commencement Date has occurred, and the denominator of which is the total number of rentable square feet in the Building.

M.	Base Year: The calendar year 2001

N.	[Intentionally omitted]

O.	Landlord’s Mailing Address: 5555 Glenridge Connector, Suite 925, Atlanta, Georgia 30342

P.	Tenant’s Mailing Address:

Prior to Commencement Date: 1100 Peachtree Street, Suite 900, Atlanta, Georgia 30309-4530; Attn. General Attorney—Real Estate.

As of Commencement Date: The Premises, Attn: Director of Real Estate

With a copy to:	Andrew Kauss, Esq.
Kilpatrick & Stockton
1100 Peachtree Street
Suite 2800
Atlanta, GA 30309

And to:	General Attorney—Real Estate
BellSouth
Suite 4300
BellSouth Center
765 West Peachtree Street
Atlanta, GA 30375

Q.	Normal Business Hours: The hours from 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. through 1:00 p.m. on Saturday, excluding the following holidays: New Year’s Day, Martin Luther King’s Birthday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

R.	State: The State of Georgia

S.	Parking Spaces: Tenant shall be entitled to the nonexclusive use in common with others of up to, but not in excess of, 3.5 spaces per 1,000 rentable square feet of the Premises, in the covered parking garage and surface parking areas of and serving the Building, in accordance with the terms and provisions of Section 7 of Attachment 8 to this Lease.

T.	Broker: The Hogan Group, Inc., for Landlord, and Carter & Associates, L.L.C., for Tenant.

U.	Permitted Use: General Office purposes and all related uses. The Premises may not be used for: (i) the display of pornographic materials, (ii) any off-track betting club or facility; (iii) the sale of lottery tickets or other games of chance (other than for charitable events); (iv) an adult entertainment facility, massage parlor, bathhouse, or facility or entertainment which caters to the prurient interests of patrons, including, but not limited to, the depiction of “X-Rates” or sexually explicit conduct or nudity by (a) movies, (b) peep shows, or (c) live entertainment; or (v) the sale of sex-centered objects, books, magazines, or periodicals.

V.	Tenant’s Representatives: Tenant’s employees, agents, contractors, licensees and invitees.

III Attachments

The Attachments listed below are incorporated in this Lease and are to be construed as part hereof:

1.	General Terms, Covenants and Conditions

2.	Plan showing the Premises

3.	Land and Building Plan

4.	Rules and Regulations

5.	Expense Escalation

6.	Work Letter

6.1	Base Building Specifications

6.1(A) Base Building Specifications Supplement

6.1(B) Tenant Improvement Materials

6.2	Advance Procedures

6.3	Form of Request for Advance

7.	Form of Subordination, Non-Disturbance and Attornment Agreement

8.	Special Stipulations

8.1	Pylon Sign Location and Sign Specifications

8.2	Parking Plan

8.3	List of Designated Prohibited Tenants

8.4	Location of Generator Pad

8.5	Location of Macro-Network Base Station

8.6	Letter Regarding Film

9.	Specifications for Janitorial Services

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease or caused it to be executed on the day and year first above written.

LANDLORD:		TENANT:

HOGAN GLENRIDGE HIGHLANDS TWO, L.L.C.		CINGULAR WIRELESS LLC, a Delaware limited liability company

By:	Glenridge SPE, Inc., a Florida corporation, its managing member	By:	/s/ Stephen M. Carter
Stephen M. Carter
By:			Print Name
Its:	Vice President
		Its:	President & CEO
	(CORPORATE SEAL)		Title

Attachment 1

GENERAL TERMS, COVENANTS AND CONDITIONS

1. Delivery of Premises.

(a) Landlord has delivered to Tenant the Base Building Improvements as to the 11th, 12th and 14th floors of the Building, Substantially Completed (as defined in Attachment 6 to this Lease), except as noted on Attachment 6.1(A), for the commencement of the construction of Tenant Improvements therein, and Tenant has commenced the construction of Tenant Improvements therein, as of October 2, 2000. Landlord shall cause the matters noted on Attachment 6.1(A) as to the 11th, 12th and 14th floors of the Building to be completed by the completion dates set forth therein or, if no completion date is set forth therein with respect to any such matter, by November 15, 2000, as such date may be extended by Landlord Force Majeure Items and delays caused directly by Tenant or parties acting on behalf of Tenant, but not by any event of Force Majeure (as defined in Section 26 of this Attachment 1) unless such event constitutes a Landlord Force Majeure Item. Landlord shall cause the Base Building Improvements as to the remainder of the Building and as to the 9th, 10th, 15th, 16th, 17th, 18th and 20th floors of the Premises to be Substantially Completed, and such portion of the Premises to be delivered to Tenant for the commencement of the construction of Tenant Improvements therein on or before December 1, 2000, as such date may be extended by Landlord Force Majeure Items and delays caused directly by Tenant or parties acting on behalf of Tenant, but not by any event of Force Majeure unless such event constitutes a Landlord Force Majeure Item. Landlord shall cause the Base Building Improvements as to the 5th, 6th, 7th, and 8th floors of the Premises to be Substantially Completed, and such portion of the Premises to be delivered to Tenant for the commencement of the construction of Tenant Improvements therein on or before February 28, 2001, as such date may be extended by delays caused directly by Tenant or parties acting on behalf of Tenant, but not by any event of Force Majeure or Landlord Force Majeure Items.

(b) If Landlord has not caused the Base Building Improvements, excluding the delivery of the Tenant Improvement Materials (as defined in Attachment 6 to this Lease), as to the remainder of the Building and the 9th, 10th, 15th, 16th, 17th, 18th and 20th floors of the Premises to be Substantially Completed, and such portion of the Premises to be delivered to Tenant for the commencement of the construction of Tenant Improvements therein, on or before January 15, 2001 (as such date may be extended by delays caused directly by Tenant or parties acting on behalf of Tenant, but not by any event of Force Majeure, or Landlord Force Majeure Items), then, in addition to Tenant’s other rights and remedies set forth in this Section 1, Tenant may terminate this Lease, without further obligation by either party hereto, by notice to Landlord given at any time after January 15, 2001, but prior to the time that such portion of the Premises and the Base Building Improvements are so delivered to Tenant in the manner set forth above. If Tenant does terminate this Lease for said cause, Tenant shall not be obligated to pay for any Tenant Improvements included or made to any portion of the Premises on said date, or the cost to remove any such Tenant Improvements. In such event, Landlord shall within thirty (30) days from the date of Tenant’s termination notice reimburse Tenant for the amounts actually incurred by Tenant, and shall pay any amounts actually due to any parties Tenant has contracted with, in connection with the installation of the Tenant Improvements and the preparation of the Premises for Tenant’s occupancy.

(c) If Landlord has not caused the Base Building Improvements, excluding the delivery of the Tenant Improvement Materials, as to the 5th, 6th, 7th, and 8th floors of the Premises (or whichever of them Tenant has not elected to terminate Tenant’s interest in under subsection II.F.(iii) of this Lease) to be Substantially Completed, and such portion of the Premises to be delivered to Tenant for the commencement of the construction of Tenant Improvements therein, on or before February 28, 2001 (as extended by delays caused directly by Tenant or parties acting on behalf of Tenant, but not by any event of Force Majeure or Landlord Force Majeure Items), then, in addition to Tenant’s other rights and remedies set forth in this Section 1, Tenant may terminate this Lease, without further obligation by either party hereto, by notice to Landlord given at any time after February 28, 2001, but prior to the time that such portion of the Premises and Base Building Improvements are so delivered to Tenant in the manner set forth above. If Tenant does terminate this Lease for said cause, Tenant shall not be obligated to pay for any Tenant Improvements included or made to any portion of the Premises on said date, or the cost to remove any such Tenant Improvements. In such event, Landlord shall within thirty (30) days from the date of Tenant’s termination notice reimburse Tenant for the amounts actually incurred by Tenant, and shall pay any amounts actually due to any parties Tenant has contracted with, in connection with the installation of the Tenant Improvements and the preparation of the Premises for Tenant’s occupancy.

(d) After the Commencement Date has been determined for any floor of the Premises, Landlord and Tenant shall execute a supplemental agreement specifying the Commencement Date, Termination Date and such other information as Landlord or Tenant shall reasonably require for such floor of the Premises.

(e) Tenant may, at Tenant’s option and election, enter any portion of the Premises at any time, and from time to time, prior to the Rent Commencement Date therefor, to install Tenant Improvements, to otherwise prepare the same for Tenant’s occupancy, and to use and occupy the same. Tenant shall not have any obligation to pay any Rent or other charges of any kind whatsoever in respect of any portion of the Premises, including, but not limited to, Base Rent or Excess Expenses, until the Rent Commencement Date therefor. Such entry shall otherwise be subject to all of the terms and provisions of this Lease, including, but not limited to, the provisions related to such actions being or causing Tenant Delay.

(f) For the purposes of this Lease, “Landlord Force Majeure Items” shall mean only the following matters, to the extent outside of Landlord’s, or its contractors’, agents’, officers’, or employees’, reasonable control: (i) any casualty affecting the Office Park or Building; (ii) the issuance of (or failure to issue) any governmental or municipal permit, license or other such item, provided Landlord has exercised due diligence and Landlord’s best, reasonable efforts to obtain same; (iii) delays caused by Tenant’s Contractor or Tenant’s Architect; (iv) any labor strike, work stoppage, slow down, lockout or any picketing related thereto (whether legal or not); (v)

governmental action; (vi) condemnation or other exercise of the power of eminent domain; or (vii) acts of vandalism or malicious mischief.

(g) If Landlord fails to (i) complete the Base Building Improvements as to the remainder of the Building, (ii) complete the matters noted on Attachment 6.1(A) as to the 11th, 12th or 14th floors of the Building, or (iii) complete the Base Building Improvements (including the delivery of the Tenant Improvement Materials) as to the 9th, 10th, 15th, 16th, 17th, 18th or 20th floors of the Premises, and deliver such portion of the Premises as set forth above, on or before December 1, 2000, as such date is extended by Landlord Force Majeure Items or delays caused directly by Tenant or parties acting on behalf of Tenant, but not by any event of Force Majeure unless such event constitutes a Landlord Force Majeure Item, then: (i) the Rent Commencement Date for such portion of the Premises shall be extended for a period of time equal to the length of such delay; and (ii) Tenant shall have an additional abatement of Base Rent equal to one hundred fifty percent (150%) of the Base Rent due for the portion of the Premises for which delivery was not so achieved for a period of time equal to the length of such delay.

(h) If Landlord fails to complete the Base Building Improvements (including the delivery of the Tenant Improvement Materials) as to, and to deliver, (i) the 5th, 6th, or 7th floors of the Premises (or whichever of such floors Tenant has not elected to terminate Tenant’s interest under subsection II.F.(iii) of this Lease), on or before February 28, 2001, or (ii) the 8th floor of the Premises (if Tenant has not elected to terminate Tenant’s interest in such floor under subsection II.F.(iii) of this Lease), on or before January 3, 2001, as each such date is extended by Landlord Force Majeure Items or delays caused directly by Tenant or parties acting on behalf of Tenant, but not by any event of Force Majeure unless such event constitutes a Landlord Force Majeure Item, and Tenant is actually delayed in achieving Substantial Completion for such portion of the Premises, then: (i) the Rent Commencement Date for such portion of the Premises shall be extended for a period of time equal to the length of the delay; and (ii) Tenant shall have an additional abatement of Base Rent equal to one hundred fifty percent (150%) of the Base Rent due for the portion of the Premises for which delivery was not so achieved for a period of time equal to the length of such delay.

(i) In addition to any extension of any Rent Commencement Date as set forth above, the Rent Commencement Date as to any portion of the Premises shall also be extended by reason of Landlord Delay or Tenant Force Majeure Delay (as defined in and provided for in Attachment 6 to this Lease).

(j) If Landlord has not caused the delivery of the Tenant Improvement Materials, (i) as to the 9th, 10th, 15th, 16th, 17th, 18th and 20th floors of the Premises, to be delivered to the Premises on or before January 15, 2001, or (ii) as to the 5th, 6th, 7th, and 8th floors of the Premises (or whichever of them Tenant has not elected to terminate Tenant’s interest in under subsection II.F.(iii) of this Lease) to be delivered to the Premises, on or before February 28, 2001, then, in addition to all other rights and remedies that Tenant may have under this Lease, at law or in equity, Tenant shall have the right to purchase the Tenant Improvement Materials, or comparable substitutes therefor. In such event, (i) for purposes of determining the Rent Commencement Date and calculating the abatement of Base Rent under clauses 1(g) and 1(h) above, Landlord shall be deemed to have delivered the Tenant Improvement Materials on the date Tenant actually receives delivery of the Tenant Improvement Materials, or comparable substitutes therefor, purchased by Tenant, and (ii) Landlord shall reimburse Tenant for the costs incurred by Tenant in connection with such purchase within ten (10) days from the date Tenant gives Landlord written notice of any such costs incurred. If Landlord fails to reimburse Tenant for any portion of such amount actually incurred by Tenant as required hereby, then, in addition to all other rights and remedies that Tenant may have under this Lease, at law or in equity, Tenant shall have the right to set off against, and deduct from, the first payments of Base Rent, additional Rent and other amounts becoming due under this Lease, the amount that Landlord has failed to reimburse Tenant, together with interest thereon from the date of the purchase to the date of recovery by set off as herein provided, at the rate of twelve percent (12%) per annum.

2. Rent.

Tenant shall pay Monthly Installments of Base Rent in advance on the first day of each month of the Term. Monthly Installments of Base Rent for any partial month (including any partial month prior to the first Lease Year) shall be prorated on a per diem basis. All costs and expenses which Tenant assumes or agrees to pay and any other sum payable by Tenant pursuant to this Lease shall be deemed additional rent (together with Base Rent referred to as the “Rent”). The Rent shall be paid in lawful money of the United States of America to the Building Manager or to such other person or at such other place as Landlord may from time to time designate, without any prior notice or demand therefor and without deduction or offset except as specifically permitted under this Lease.

3. Late Payments.

If any part of the Rent is not paid within five (5) days after it is due, Tenant shall pay Landlord (a) an administrative fee of One Thousand and No/100 Dollars ($1,000.00), for and in connection with processing this late payment, and (b) interest on the amount due from its due date until paid at the lesser of (i) the rate of interest announced from time to time by Bank of America, N.A., as its prime or base rate of interest, plus two percent (2%) per annum, or (ii) the maximum rate which Landlord may lawfully charge Tenant.

4. Use of the Premises.

Tenant shall use the Premises only for the Permitted Use and all other uses or purposes are prohibited. Tenant shall not commit waste in the Premises and shall not store, dispose of or generate any hazardous materials (except as is customary for an office use) or permit anything to be done in the Premises which causes injury to persons or to the Building, impairs the economic maintenance and operation of the Building, or substantially interferes with or substantially inconveniences other tenants or occupants of the Building.

5. Rules and Regulations.

Tenant shall comply with and cause Tenant’s Representatives to comply with the attached Rules and Regulations and with such reasonable modifications and additions (which will be applicable to all similarly situated Building tenants with similar uses) as Landlord may from time to time make; provided, however, such modifications and additions shall not materially interfere with Tenant’s use and enjoyment of the Premises. Landlord shall not be responsible for the violation of the Rules and Regulations by others; provided, however, Landlord shall use good faith efforts to enforce the Rules and Regulations uniformly. In the event of any conflicts between the Rules and Regulations and the terms and provisions of this Lease, the terms and provisions of this Lease shall control.

6. Services.

(a) Landlord will operate and maintain the Building in compliance with all applicable laws and according to those standards from time to time prevailing for first-class (class “A”) office buildings of similar age, quality and type in the area in which the Building is located. Landlord shall furnish the following services according to such standards (the “Normal Services”):

(i) elevator service for use in common with the occupants of the Building;

(ii) janitorial and cleaning services to the Premises and common areas of the Building in accordance with the Specifications for Janitorial Services provided for in Attachment 9 to this Lease;

(iii) domestic hot and cold water in reasonable quantities to the common areas and the Premises;

(iv) electricity for lighting the Premises and the operation of usual and customary computers and office equipment for general office use of a telecommunications company (a minimum of 8 watts per rentable square foot for low voltage use and 2 watts per rentable square foot for high voltage use);

(v) climate control to the Premises during Normal Business Hours as reasonably required for the comfortable use of the Premises, consistent with the requirements set forth in Attachment 6.1 to this Lease;

(vi) toilet facilities, including necessary washroom supplies sufficient for Tenant’s normal use;

(vii) electric lighting for all common areas of the Building and the Land that require electric light during the day or are open at night, including replacement of tubes and ballasts in lighting fixtures; replacement of starters, tubes and ballasts in those Building standard lighting fixtures installed in the Premises;

(viii) security for the Building on a twenty-four (24) hour basis, including a reasonable security system;

(ix) a key card or marlock access system for access to the Building after Normal Business Hours; and

(x) so long as Tenant and/or its affiliates lease and Tenant and/or its affiliates occupy at least fifty percent (50%) of the Building, a full time security guard service, unless Tenant, in Tenant’s good faith judgment, permits Landlord to discontinue such service, so long as Landlord is providing the security services at the levels and in accordance with the above.

(b) Tenant shall be authorized and entitled to provide Tenant’s own security personnel for the Building and Property, at Tenant’s sole cost and expense, subject to and conditioned upon the following terms and conditions:

(i) Tenant’s security guards shall in all instances be subject to the direction and authority of any security guards for the Premises or Office Park, and Tenant shall so notify Tenant’s security guards;

(ii) Tenant shall register the identity of the security service which Tenant uses, and shall cause such security service to post a roster and list of the persons which will be working as Tenant’s security guards with the security service for the Building and Project, indicating the people which will be working on behalf of Tenant, and the exact times at which such people will be working;

(iii) Tenant shall cause its security service to provide liability insurance in amounts which Tenant believes are reasonable, and such insurance shall be written with companies licensed to write insurance in the State of Georgia which are otherwise satisfactory to Tenant, in Tenant’s reasonable judgment, and Tenant shall cause the insurer to name Tenant, Landlord and any Mortgagee as an additional named insured on any such insurance policies, and no such insurance may be modified or canceled on less than thirty (30) days’ notice to Tenant, Landlord and any Mortgagee;

(iv) Tenant shall indemnify Landlord and hold Landlord harmless from and against any loss, cost, damage or expense, including, but not limited to, court costs and attorneys fees, arising out of or in connection with the acts or omissions of Tenant’s security guards;

(v) Tenant’s security guards shall not in any manner interfere with any other tenants in the Project, or the employees, agents or invitees or such tenants; and

(vi) Tenant’s security guards shall not be permitted to carry guns or any other weapons.

(c) If any utilities or services not described in clause 6(a) above are specially or exclusively supplied to Tenant or the Premises (the “Special Services”), Tenant shall pay the cost of the Special Services to Landlord or the applicable utility company, as required.

(d) Tenant shall not use utilities or other services in excess of Normal Services. To avoid possible adverse effects upon the Building’s electrical and mechanical systems, Tenant shall not, without Landlord’s prior consent in each instance (which shall not be unreasonably withheld), connect supplemental air conditioning equipment, heavy duty equipment or other similar electrical equipment (“High Usage Equipment”) to the Building’s electrical system. Landlord may survey Tenant’s use of services from time to time. Tenant shall pay Landlord all costs of connection of, or arising out of any excess use of, High Usage Equipment, including the cost of all alterations to the Building’s mechanical and electrical systems (including the installation of meters) and the cost of the additional electricity made available to Tenant, if any. Tenant shall pay such costs within ten (10) days after Landlord’s demand therefor and as periodically billed to Tenant thereafter.

(e) Landlord does not warrant that the services supplied by Landlord will be free from interruption. Any interruption or discontinuance of service shall not be deemed an eviction or disturbance of Tenant’s use or possession of the Premises, or any part thereof, nor render Landlord liable to Tenant for damages by abatement of Rent or otherwise, nor relieve Tenant from performance of Tenant’s obligations under this Lease, except as expressly set forth below. Landlord shall, in any event, exercise reasonable diligence to restore any service so interrupted. If Landlord fails to furnish or delays in furnishing any service Landlord is obligated to provide under this Lease, Tenant shall be entitled to abate Rent until the service is restored, but only under the following terms and conditions:

(i)	the loss of service was not caused by, through or under Tenant;

(ii)	the loss of service must be of a material nature so as to render the Premises (or a discrete portion thereof) unusable for the purposes contemplated by this Lease;

(iii)	Tenant must give written notice promptly to Landlord of the loss of service and its claim for abatement under this provision, and Tenant shall be entitled to abatement of Rent, assuming all other conditions of this provision are satisfied, commencing on the day such service is curtailed, provided that if such service is restored or replaced within thirty (30) business days of Landlord’s receipt of such notice, then Tenant shall not be entitled to any such abatement;

(iv)	Landlord may prevent or stop abatement by providing substantially the same service by temporary or alternative means until the cause of the loss of service can be corrected;

(v)	If the service in question has not been provided for thirty (30) consecutive days, Tenant shall have the right (a) if no emergency exists (a condition which creates a risk of imminent danger to persons or substantial damage to property), to perform the same after giving five (5) days’ notice to Landlord and to any party entitled to receive notices pursuant to this Lease, provided Landlord shall not commence to cure such default within such five (5) day period and thereafter proceed with due diligence to do so; and (b) in any emergency situation to perform the same immediately without further notice or delay. If Tenant is entitled and elects to rectify any default as aforesaid, Tenant shall effect such cure in a reasonable manner, using reasonable and comparable materials and supplies, and first-class reputable contractors and suppliers, and so as not to interfere unreasonably with the rights of third parties, including other tenants. Tenant shall also perform such work so as not to violate or impair any warranties. Once the cure is accomplished by Tenant, the abatement rights described above shall immediately cease and Landlord shall immediately reimburse Tenant for all costs and expenses actually incurred in good faith by Tenant in effecting such cure; and

(vi)	If the loss of service only applies to a portion of the Premises, and the other factors set forth above are fulfilled, then the abatement described above shall apply to such portion of the Premises for which the loss of service applies.

If Landlord fails to furnish or delays in furnishing any service Landlord is obligated to provide under this Lease for ninety (90) consecutive days, Tenant may terminate this Lease by notice to Landlord given at any time thereafter and prior to the time that the service is restored. Thereafter Landlord and Tenant shall have no further obligations to the other, except as may otherwise be provided in this Lease.

(f) Tenant shall be entitled to utilize after hours HVAC service in the Premises, with such service to be provided by Landlord to the requested area of the Premises from and after reasonable prior notice from Tenant. The cost to provide after hours HVAC service in calendar year 2001 shall be $35.00 per floor, per hour; provided, however, Tenant may instead in calendar year 2001 elect to pre-purchase and pay for blocks of one hundred (100) hours of additional HVAC service, with pre-identified times and days of use, in which event the cost of such additional HVAC service shall be $25.00 per floor, per hour. Any increases in the cost of after hours HVAC service after calendar year 2001 shall be limited to the actual increase in the cost to Landlord in providing such services.

(g) As part of the Normal Services, Landlord may, to the extent the provider is willing to do so, also furnish a fiber spine network allowing fractional use of internet, phone, and cable or satellite television systems through a qualified and reputable provider of such services selected by Landlord in Landlord’s sole and absolute discretion.

7. Repairs and Maintenance.

Tenant shall keep the Premises in good order, condition and repair. Tenant shall give Landlord prompt notice of any damage to or defective condition in the Premises. Except as provided in Sections 1, 6, 7, 8 and 14 of this Attachment 1, Tenant shall be responsible for all repairs, replacements and alterations in and to the Premises. Landlord shall repair, replace and maintain those portions of the Building which do not constitute a part of the Premises and are not leased to others (except as provided in Section 11 of this Attachment 1), and all Building systems (including those portions thereof that may be located within the Premises, including, without limitation, all HVAC, electrical, mechanical and plumbing systems) in compliance with all applicable laws and according to those standards from time to time prevailing for first-class (class “A”) office buildings of similar age, quality and type in the area in which the Building is located. All repairs, replacements and maintenance shall be performed with reasonable promptness and in a good and workmanlike manner. If any condition obligated to be repaired by Landlord, or the repair itself, causes an interruption of Tenant’s use of the Premises, or any portion thereof, for a period in excess of three (3) business days after notice from Tenant to Landlord that a default by Landlord exists under this Lease for a failure to repair and that the Premises are unusable (the “Repair Notice”), then commencing upon the expiration of such three (3) business day period, Tenant’s Rent will equitably abate in proportion to the portion of the Premises so rendered unusable for so long as all or any portion of the Premises remains unusable. If any condition obligated to be repaired by Landlord, or the repair itself, renders all or any portion of the Premises unusable for a period in excess of thirty (30) days after the Repair Notice, then commencing upon the expiration of such thirty (30) day period, Tenant will have the right to terminate this Lease by delivering written notice of the termination to Landlord for so long as all or any portion of the Premises remains unusable; provided, however, if such repair cannot be completed within such thirty (30) day period and Landlord diligently pursues the completion thereof, Landlord shall have an additional thirty (30) days to complete such repair before Tenant shall have such right to terminate this Lease.

8. Alterations and Construction Liens.

(a) Alterations to the Premises shall not be made without the prior consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Alterations shall be done in accordance with such requirements as Landlord may reasonably impose. Any review or approval by Landlord of plans or specifications with respect to any alteration is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency thereof. Notwithstanding anything herein to the contrary, Tenant is not required to obtain Landlord’s consent or approval of: (i) any cosmetic alterations (including, but not limited to, painting, wallpapering, hanging pictures and installing carpet); or (ii) any alterations that do not adversely affect the structure of the Building or the Building systems, but Tenant shall perform such work in accordance with all applicable laws and shall provide notice to Landlord (as to scope of work and schedule) for all such work and shall provide Landlord copies of any as-built plans for any such work, if such plans are done as a part of Tenant’s work. If required by Landlord (which requirement must be communicated to Tenant, if at all, contemporaneously with Landlord’s approval of the alterations), alterations made by Tenant pursuant to this Section 8 shall be removed by Tenant upon the termination of the Term and Tenant shall at its expense repair any material damage to the Premises or the Building caused by the removal. Notwithstanding anything herein to the contrary, Landlord may not require the removal of usual and customary office alterations made to the Premises.

(b) If Tenant is permitted to make alterations, Tenant shall indemnify and defend Landlord for, from and against any and all construction and other liens and encumbrances filed by any person claiming through or under Tenant and against all costs, expenses, losses and liabilities actually incurred (including reasonable attorneys’ fees actually incurred) by Landlord in connection with any such lien or encumbrance or any action or proceeding brought thereon. If Tenant is permitted to make alterations, Tenant at its expense shall procure the discharge of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise, of all such liens and encumbrances within thirty (30) days after notice thereof.

(c) Tenant is prohibited from subjecting the Premises, Building, Land or Office Park, or any part thereof or any interest of Landlord therein, to any mechanics or materialmen’s lien. If any mechanics or materialmen’s lien shall at any time be filed against the Premises, Building, Land or Office Park or any part thereof or any interest of Landlord therein, by reason of any act, work, labor or services or materials or equipment furnished at the request of Tenant, Tenant within thirty (30) days after notice of the filing thereof, or such shorter period as may be required by the holder of any mortgage of Landlord’s interest in the Premises, will cause the same to be discharged of record by payment, deposit, bond, order of a court of competent jurisdiction or otherwise. If Tenant shall fail to timely cause such lien to be discharged, then in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same whether by paying the amount claimed to be due or by procuring the discharge of such lien by deposit or by bond. Any amount so paid by Landlord and all reasonable costs and expenses actually incurred by Landlord in connection therewith, together with interest thereon at the highest legal rate shall constitute additional Rent and shall be paid to Landlord on demand.

(d) Nothing contained in this Lease shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any specific improvement, alteration to or repair of the Premises or any part thereof, nor as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials, that would give rise to the filing of any lien against the Premises or the Building, Land or Office Park, or any part thereof or any interest of Landlord therein.

9. Insurance.

(a) Tenant shall, at its expense, maintain (i) property insurance on Tenant’s property and on the Tenant Improvements to the extent their value exceeds the Tenant Allowance (for which amount Landlord is to maintain insurance pursuant to clause 9(g) below) which coverage shall provide protection against perils included within a Standard Georgia Property Form for Fire, Windstorm and other Extended Coverages, together with insurance against vandalism and malicious mischief and special perils, commonly known as all risk coverage; and (ii) commercial general liability insurance, including coverage for bodily injury and death, broad form property damage and personal injury and such other coverages as were once referred to as broad form coverage in an amount of not less than One Million Dollars ($1,000,000.00) combined single limit for both bodily injury and property damage; (iii) contractual liability under which the insurer agrees to indemnify and hold Landlord and any holder of a mortgage against Landlord’s interest in the Premises, harmless from and against any and all costs, expenses and/or liability arising out of or based upon any and all claims, accidents, injuries and damages mentioned in the indemnification provisions in Section 10 of this Attachment 1 (to the extent that coverage is afforded under the policy); and (iv) business interruption insurance for no less than a period of twelve (12) months.

(b) All policies of insurance required from Tenant shall be issued in a form reasonably acceptable to Landlord by insurance companies with general policy holders ratings of “B+” as rated in the most current available “Best’s Insurance Reports” and qualified to do business in the State of Georgia. The policy for commercial general liability insurance shall name Landlord, any Mortgagee and Landlord’s property management company, as an additional insured and such policy shall state that the insurance coverage may not be changed, cancelled or non-renewed without at least thirty (30) days prior written notice to Landlord.

(c ) Certificates evidencing the insurance policies required hereunder from Tenant shall be delivered to Landlord on or before delivery of possession of the Premises to Tenant and thereafter, within thirty (30) days of the expiration date of each such policy and as often as any such policy shall expire or terminate, renew or should additional policies be procured and maintained.

(d) Each such policy required by Tenant hereunder shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry.

(e) If the Office Park, the Building, the Premises, or any part thereof or any personal property located therein are damaged or destroyed by fire or other insured casualty, the rights, if any, of Landlord against Tenant, and of Tenant against Landlord, with respect to such damage or destruction are waived and each policy of fire and/or extended coverage maintained by Landlord or Tenant covering the Office Park, the Building, the Premises and the personal property located therein shall contain a clause or endorsement providing in substance a waiver of subrogation so that the insurance shall not be prejudiced if the insured has waived its right of recovery from any person or persons prior to the date of loss or damage.

(f) Notwithstanding the provisions of this Section 9, so long as Tenant or the affiliate of Tenant providing the self insurance as described below has either (i) a net worth in excess of $500,000,000 (as demonstrated to Landlord’s reasonable satisfaction), or (ii) (A) a net worth in excess of $100,000,000 (as demonstrated to Landlord’s reasonable satisfaction), and (B) a minimum investment grade rating on its unsecured long term debt obligations of not less than “B+” or the equivalent then available by Standard and Poor’s Corporation (or any successor thereto), Tenant may provide self-insurance with respect to all or any portion of the risks required to be insured against by Tenant under this Section 9, and in satisfaction of Tenant’s obligations in respect thereof; provided, however, that if Tenant does elect to self-insure, Landlord shall have the same benefits of a waiver of subrogation (and limits on indemnity) as if Tenant had carried an insurance policy described herein, for the matter for which Tenant has self-insured. Tenant shall notify Landlord of any such election to self-insure, at least thirty (30) days prior to such election becoming effective.

(g) Landlord shall procure and maintain at its expense (but with the expense to be included in Operating Expenses) throughout the Lease Term a policy of “all risks” (including rent loss coverage) property insurance insuring the full insurable replacement cost of the Building (including the Tenant Improvements to the extent of the Tenant Allowance), as evidenced by an agreed-amount endorsement adequate to prevent Landlord from having any co-insurance obligations, but such insurance may include a commercially reasonable deductible. In addition, Landlord shall procure and maintain at its expense (but with the expense to be included in Operating Expenses) throughout the Lease Term a commercial general liability insurance policy covering the Building with combined single limits for both damage to property and personal injury of not less than $3,000,000 per occurrence and with general aggregate limits of not less than $10,000,000. Landlord may also carry such other types of insurance in form and amounts which Landlord shall reasonably determine to be appropriate from time to time, provided that the expense for such other types of insurance shall be included in Operating Expenses only if insurance of such types and amounts are then being maintained by other landlords of first-class, multi-tenant office Buildings in the metropolitan Atlanta, Georgia area. Any insurance required to be carried by Landlord hereunder may be carried under blanket policies covering other properties of Landlord and/or its partners or members and/or their respective related or affiliated corporations so long as such blanket policies provide insurance at all times for the Building as required by this Lease.

10. Indemnification.

(a) Tenant hereby indemnifies Landlord from and agrees to hold Landlord harmless against any and all liability, loss, cost, damage or expense, including, without limitation, court costs and reasonable attorney’s fees actually incurred, imposed on Landlord by any person whomsoever, by the gross negligence or willful misconduct of Tenant, or any of its employees, contractors, servants, agents subtenants, assignees or representatives acting within the scope of their respective authority. Landlord hereby indemnifies Tenant from and agrees to hold Tenant harmless against any and all liability, loss, cost, damage or expense, including, without limitation, court costs and reasonable attorney’s fees actually incurred, imposed on Tenant by any person whomsoever, by the gross negligence or willful misconduct of Landlord, or any of its employees, contractors, servants, agents, subtenants, assignees or representatives acting within the scope of their respective authority. The provisions of this Section shall survive any termination of this Lease.

(b) Anything in this Lease to the contrary notwithstanding, Landlord and Tenant each waive any claims (except claims arising under Section 11 of this Attachment 1) that either of them may have against the other for any damage or injury to property caused by the other’s negligence or willful misconduct, including the Premises and the Building, arising from a peril insurable under the insurance now commonly known as “all-risk” coverage, whether or not caused by the other, or its agents, employees or contractors. Neither party shall in any event (except as expressly provided in Sections 13 and 23 of this Attachment 1) be liable to the other for indirect or consequential damages for any breach of this Lease. The provisions of this Section shall survive the termination or expiration of this Lease.

11. Observance of Laws.

(a) Tenant shall at its expense comply with all laws, regulations, rules, ordinances and orders, including the requirements and regulations of any governmental authority having jurisdiction (collectively, the “Laws”), including those which relate to: (a) the partitioning, equipment operation, alteration, occupancy and use of the Premises, (b) the making of any repairs, replacements or improvements to the Premises, and (c) any business conducted in the Premises. Except as provided in the preceding sentence, Landlord shall comply with all Laws which relate to the Building.

(b) Landlord and Tenant shall comply with all applicable laws governing the use, abatement, removal, storage, disposal or transport of any substances, chemicals or materials declared to be, or regulated as, hazardous or toxic under any applicable laws (“Hazardous Substances”) and any applicable laws governing required or permitted alteration, repair, maintenance, restoration, removal or other work in or about the Premises, Building or Land that involves or affects any Hazardous Substances. Each party will indemnify and hold the other harmless from and against any and all claims, costs and liabilities (including reasonable attorneys’ fees actually incurred) arising out of or in connection with any breach by such party of its covenants under this clause 11(b).

(c) Landlord shall cause the Land, the Office Park and the Building (including but not limited to elevators and all appurtenant common areas), and any alterations made by Landlord after the Commencement Date to comply with the Americans With Disabilities Act of 1990 and all regulations issued by the U.S. Attorney General or other authorized agencies under the authority of such Act (“ADA”). Throughout the Lease Term, Tenant shall cause any alterations made by Tenant in the Premises after the Commencement Date to comply with the ADA. Landlord and Tenant covenant and agree to reimburse and indemnify each other for any expenses incurred by the indemnified party due to the indemnifying party’s failure to conform to the requirements of the ADA as agreed to in this clause 11(c), including, but not limited to, the cost of making any alterations, renovations or accommodations required by the ADA, or any governmental enforcement agency, or any court, any and all fines, civil penalties and damages awarded resulting from a violation of the ADA and all reasonable legal expenses incurred in defending such claims made under the ADA or in enforcing this indemnification, including, but not limited to, reasonable attorney’s fees actually incurred. Such indemnification shall survive the expiration or termination of this Lease, but only with respect to claims made under the ADA during the Term (Tenant shall not be responsible for any claims made under the ADA after the Term).

12. Surrender of the Premises.

Tenant, on the Termination Date or earlier expiration of the Term, shall surrender the Premises in as good condition as when Tenant took possession, except for reasonable or ordinary wear and tear, depreciation and obsolescence, damage by fire, other casualty or condemnation and alterations permitted under this Lease for which restoration is not required. Any of Tenant’s property (except money and securities) left on the Premises on the date ten (10) days following the Termination Date or the earlier termination of this Lease shall be deemed abandoned and, at Landlord’s option, title shall pass to Landlord under this Lease as if by, and to the same legal extent as, a bill of sale or, if Landlord elects to remove all or any part of Tenant’s property, the reasonable cost of such removal, including repairing any damage to the Premises or Building caused by the removal and the cost of storage and sale, shall be paid by Tenant within ten (10) days of Landlord’s demand.

13. Holding Over.

If Tenant retains possession of all or part of the Premises in excess of ten (10) days after the Termination Date, Tenant’s occupancy shall be as a tenant at sufferance, terminable at any time by Landlord; provided, however, if Tenant has provided Landlord at least six (6) months prior notice of the fact that Tenant shall so hold over in the Premises (which notice shall include the exact period of the holdover), Tenant shall be a month-to-month tenant for the period so specified by Tenant, and Tenant shall pay Landlord rent for such time as Tenant remains in possession of the Premises after the Termination Date (within the time period identified by Tenant as the holdover period) at the monthly rate of one hundred twenty-five percent (125%) of the Base Rent payable hereunder, plus all other Rent required by the terms of this Lease. If Tenant has not so provided Landlord such notice of Tenant’s intended holding over of the Premises, or Tenant holds over beyond the period identified by Tenant above as the holdover period, then Tenant shall be a tenant at sufferance, and Tenant shall pay Landlord, in such circumstances, rent for such time as Tenant remains in possession of the Premises at a monthly rate of 150% of the Base Rent payable hereunder, plus all other Rent required by the terms of this Lease. The provisions of this Section do not exclude Landlord’s rights of reentry or any other right hereunder.

14. Damage.

(a) If the Building, Land or Premises are damaged by fire or other casualty, and this Lease is not terminated, as provided in clause 14(b) below, Landlord shall repair the damage at no expense to Tenant to the extent of the Base Building Improvements, as described herein, with reasonable promptness after notice to it of the damage; provided, however, that Landlord shall not be required to repair or replace any of Tenant’s property or any alterations made by Tenant in the Premises, including the Tenant Improvements. In such event, Landlord shall provide to Tenant an amount equal to the Tenant Allowance and other similar allowances provided by Landlord to Tenant hereunder to improve and build-out space as a part of expansions of the space leased by Tenant under this Lease, to be disbursed as described herein, and Rent shall abate for the Premises, or portions thereof, from the date of the damage until the earlier date to occur of: (i) the date Tenant occupies any portion of the Premises for the purposes of conducting its business therein (as to such portion only), or (ii) if four (4) or less floors of the Premises are damaged by the casualty, one hundred twenty (120) days after Landlord has substantially completed the restoration of the Base Building Improvements and provides access to the Premises to Tenant so that work on Tenant Improvements can commence therein, with Tenant having an additional fifteen (15) days prior to Rent commencement under such circumstances for every additional floor so damaged by the casualty in question so that restoration thereof is required; provided, however, if one of the floors damaged in such casualty is the 20th floor of the Building, then Tenant shall have, as to that floor only, an additional thirty (30) days after Landlord turns over such space to Tenant in accordance with the above, prior to Rent commencement for such floor. All of the Rent commencement dates set forth above shall be extended by Landlord Delay and Tenant Force Majeure Items. Tenant shall have the right to work on the damaged areas of the Premises at the same time Landlord is working on the damaged areas of the Building and each shall cause its respective contractor to cooperate with one another in such efforts.

(b) If the Building, Land or Premises are substantially damaged by fire or other casualty, Landlord may terminate this Lease by notice to Tenant within forty-five (45) days after the date of the damage and this Lease shall terminate upon the thirtieth (30th) day after such notice by which date Tenant shall vacate and surrender the Premises to Landlord; provided, however, Landlord may terminate this Lease in such circumstances only if Landlord terminates all other leases in the Building which Landlord has the right to terminate. If this Lease is terminated by Landlord in accordance with this clause 14(b), Tenant shall not be responsible for any Rent allocable to the period commencing after the date of the damage, and Landlord shall refund to Tenant any Rent paid by Tenant allocable to such period along with the notice of termination. The Building, Land or Premises (whether or not the Premises are damaged) shall be deemed substantially damaged if (1) Landlord is required to expend for repairs more than forty-five percent (45%) of the replacement value of the Building immediately prior to the damage, or (2) repair by Landlord in the manner set forth in clause 14(a) above, is not possible in accordance with Landlord’s reasonable estimate, within one hundred eighty (180) days following the date of the damage.

(c) If the Building, Land or Premises are damaged by fire or other casualty and this Lease has not been terminated and Landlord does not substantially complete the repair or restoration of the Building, Land or Premises to the extent required under clause 14(a) above within (x) one hundred eighty (180) days after the date of the casualty, or (y) such longer period as Tenant accepts, Tenant may terminate this Lease by notice to Landlord given at any time after the end of the one hundred eighty (180) day or longer period, as applicable. If the completion of repairs is delayed by Tenant or Tenant’s Representatives, the foregoing one hundred eighty (180) day or longer period, as applicable, shall be extended to the extent of such delay. Termination shall be effective thirty (30) days after such notice is given unless Landlord shall substantially complete the repair or restoration within the thirty (30) day period, in which case Tenant’s notice of termination shall be deemed withdrawn. If this Lease is terminated by Tenant in accordance with this clause 14(c), the Rent shall be equitably abate from the date of damage until the date of termination. This Section 14 is intended to provide the only remedies available to Tenant for damage caused by casualty and, therefore, to the extent permitted by law, Tenant waives the provision of any Laws which would provide alternative or additional remedies in the event of such damage.

15. Condemnation.

(a) If all or any portion of the Premises is taken by condemnation or under threat thereof for any public or quasi-public purpose, Tenant may terminate this Lease by notice to Landlord given at any time within sixty (60) days after the date of taking. If this Lease is terminated by Tenant in accordance with this clause 15(a), Tenant shall not be responsible for any Rent allocable to the period commencing after the date of the condemnation, and Landlord shall refund to Tenant any Rent paid by Tenant allocable to such period within thirty (30) days after receipt of the termination notice.

(b) If all or any portion of the Building or Land (including, but not limited to, the parking deck serving the Premises and the common areas), not including the Premises, is taken by condemnation or under threat thereof for any public or quasi-public purpose, then (1) Landlord may terminate this Lease by notice to Tenant within ninety (90) days after the date of taking if (x) the cost of restoration will exceed the award received as a result of the taking, (y) repair is not possible in accordance with Landlord’s reasonable estimate within one hundred eighty (180) days following the date of taking, or (z) in Landlord’s reasonable judgment, it will be unable to economically operate the Building in light of Landlord’s agreements and obligations regarding the Building; provided, however, Landlord may terminate this Lease in such circumstances only if Landlord terminates all other leases in the Building which Landlord has the right to terminate; and (2) Tenant may terminate this Lease by notice to Landlord within ninety (90) days after the date of taking if the taking renders the Premises unusable for the purposes contemplated by this Lease. This Lease shall terminate on the thirtieth (30th) day after such notice by which date Tenant shall vacate and surrender the Premises to Landlord and the Rent shall equitably abate from the date of the taking until the termination date. If this Lease continues in force upon a temporary taking (which shall be one hundred eighty (180) days or less) or a partial taking, the Base Rent, Tenant’s Proportionate Share and other relevant items shall be equitably adjusted according to the relative rental value of the Premises and Building before and after the taking.

(c) Subject to the succeeding sentence, in any taking, all of the proceeds of any award payable by the condemning authority shall be and remain the sole and exclusive property of Landlord, and Tenant hereby assigns all of its right, title and interest in and to any award to Landlord. Notwithstanding the foregoing, Tenant shall have the right to claim from the condemning authority, but not from Landlord, such compensation as may be recoverable by Tenant in its own right for any damages resulting from the taking of Tenant’s fixtures, trade fixtures, equipment, furniture and furnishings, or personal property, or for moving expenses, business relocation expenses or damages to Tenant’s business incurred as a result of such condemnation, for the unamortized amount contributed by Tenant for the cost of the Tenant Improvements, and for the unamortized amount paid by Tenant for the alterations to the Premises; provided, however, that in no event will Tenant claim the value of the unexpired term of this Lease.

16. Assignment and Subletting.

(a) Subject to Landlord’s rights to notice and other restrictions expressly set forth in this clause 16(a) and any other applicable provision of this Lease, Tenant may assign this Lease or sublet the Premises, in whole or in part, without the prior written consent of Landlord.

Notwithstanding the forgoing: (i) Tenant shall notify Landlord prior to any such assignment or subletting; (ii) Tenant may not assign this Lease or sublet the Premises to any governmental authority or agency, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion; (iii) Tenant may not assign this Lease or sublet the Premises to a tenant which shall house, on a permanent basis, more than one (1) person per 150 rentable square feet of the Premises occupied by such tenant; (iv) Tenant may not assign this Lease or sublet the Premises to any company engaged in the retail sale of securities; and (v) Tenant may only assign its rights with respect to exterior signage on the Building set forth in clause 6(a) of Attachment 8 to this Lease to a tenant that meets the occupancy requirement of Tenant with respect thereto, and in the event Tenant assigns such rights, Tenant must assign all of such rights (i.e. the rights with respect to exterior signage on the Building set forth in clause 6(a) of Attachment 8 to this Lease may not be held by more than one (1) tenant).

(b) Upon any assignment of this Lease, or upon any sublease, Tenant shall pay to Landlord as additional rent fifty percent (50%) of: (1) in the case of an assignment, an amount equal to all sums and other consideration paid to Tenant by the assignee for or by reason of such assignment (excluding any sums paid for the sale, rental or use of Tenant’s property, and any sums reasonably attributable to the value of Tenant’s contribution to the cost of the Tenant Improvements or Tenant’s cost for alterations to the Premises), less the expenses actually paid by Tenant in connection with the assignment; and (2) in the case of a sublease, any rents, additional charges or other consideration payable under the sublease to Tenant by the subtenant (excluding any sums paid for the sale, rental or use of Tenant’s property, and any sums reasonably attributable to the value of Tenant’s contribution to the cost of the Tenant Improvements or Tenant’s cost for alterations to the Premises) which are in excess of the Rent during the term of the sublease in respect of the subleased space, less the reasonable expenses actually paid by Tenant in connection with the subletting. The sums payable hereunder shall be paid to Landlord as and when payable by the assignee or subtenant to Tenant. Notwithstanding the foregoing, no amount shall be payable to Landlord pursuant to this clause 16(b) in respect of any assignment or sublease to any parent, subsidiary, affiliate or controlled limited liability company, partnership, corporation or other entity, or to a limited liability company, partnership, corporation or other entity into which Tenant may be converted or with which Tenant may merge or into which Tenant or its assets may be consolidated.

(c) No assignment or subletting shall affect the continuing primary liability of Tenant (which, following an assignment, shall be joint and several with the assignee) and Tenant shall not be released from performing any of the terms, covenants and conditions of this Lease.

17. Subordination.

(a) Landlord hereby represents and warrants to Tenant that Landlord is the fee simple owner to title to the Land, subject only to a deed to secure debt in favor of Pacific Life Insurance Company (“Current Mortgagee”). Landlord shall provide to Tenant, within five (5) business days from the date hereof, a subordination, non-disturbance and attornment agreement, executed by Current Mortgagee, in the form attached hereto as Attachment “7”, by this reference incorporated herein.

(b) This Lease and all rights of Tenant hereunder shall be subordinate to any lease of the Building or Land (an “Underlying Lease”) and to any mortgage, deed to secure debt or deed of trust (a “Mortgage”) which hereafter affects the Building or Land, unless Landlord, at its option, designates this Lease as superior to any such Underlying Lease or Mortgage; provided, however, as a condition of subordination to any Underlying Lease or Mortgage, the lessor of such Underlying Lease or the holder of such Mortgage shall provide a subordination, non-disturbance and attornment agreement (an “SNDA”) for this Lease in a commercially reasonable form, reasonably satisfactory to Tenant, and in all cases stating that Tenant’s use and occupancy of the Premises shall not be disturbed except in accordance with the terms and provisions of this Lease, and no such subsequent SNDA shall except from Mortgagee’s obligations the obligation to fund the Tenant Allowance (as hereinafter defined) to the extent due under the terms of this Lease. Upon such designation, this Lease shall be superior to any such Underlying Lease or Mortgage. Tenant shall promptly execute, acknowledge and deliver any agreement that Landlord, the lessor under any Underlying Lease (“Lessor”) or the holder of any Mortgage (“Mortgagee”) or any of their respective assigns or successors in interest may reasonably request to evidence such subordination or superiority. If any Lessor or Mortgagee (or any purchaser at a foreclosure sale) succeeds to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed (a “Successor Landlord”), Tenant shall attorn to and recognize the Successor Landlord as Tenant’s Landlord under this Lease and shall promptly execute and deliver any agreement that the Successor Landlord may reasonably request to evidence such attornment. Although this clause 17(b) is self operative, if a Lessor, Mortgagee or Successor Landlord reasonably requires that an agreement of subordination, superiority or attornment be executed by Tenant in accordance with this clause 17(b), Tenant shall deliver said agreement within fifteen (15) days after Landlord’s request subject to the non-disturbance provision in favor of Tenant set forth above. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between Successor Landlord and Tenant, upon the terms and conditions contained herein, except that, except as set forth in clause 17(c) below, such Successor Landlord shall not: (a) be liable for any previous act or omission of Landlord under this Lease; (b) be subject to any credit, demand, claim, counterclaim, offset or defense which theretofore accrued to Tenant against Landlord, other than: (i) the Tenant Allowance (as defined in Attachment 6 to this Lease) and any similar allowances provided for in this Lease or any attachment hereto with respect to space in the Building (but not in GH3), including, without limitation any allowance with respect to the Expansion Space (as defined clause 2(a) of Attachment 8 to this Lease) (collectively, the “Improvement Allowances”), in each instance, in accordance with the terms of this Lease and the attachments hereto; (ii) the rights to set off against, and deduct from, the payment of Rent set forth in Section 7 of Attachment 6 to this Lease; and (iii) the Rent abatements described in Section 1 of Attachment 8 to this Lease; (c) be bound by any previous modification of this Lease or by any previous prepayment of more than one month’s fixed rent or additional rent, unless such modification or prepayment shall have been previously approved in writing by such Successor Landlord or by the Mortgagee to whose interest such Successor Landlord succeeded if such approval was required; (d) be required to account for any security deposit of Tenant other than any security deposit actually delivered by Landlord to such Successor Landlord or to the Mortgagee to whose interest such Successor Landlord succeeded; (e) be bound by any obligation to make any payment (other than the

Improvement Allowances in accordance with the terms of this Lease and the attachments hereto) to Tenant or grant any credits, except for services, repairs, maintenance and restoration provided for under this Lease to be performed by Landlord after the date of such attornment; or (f) be responsible for any monies owing by Landlord to Tenant (other than the Improvement Allowances in accordance with the terms of this Lease and the attachments hereto). Prior to Tenant’s having any right to terminate this Lease by reason of a default by Landlord, any Mortgagee shall have the right, but not the obligation, to cure such default by Landlord during, or at any time within thirty (30) days after the expiration of, Landlord’s cure period, if any (or at any time within thirty (30) days after the occurrence of the default, if there is no cure period); provided, however, that this right of a Mortgagee shall not impact upon or limit the exercise of any other remedies of Tenant available under this Lease.

(c) Notwithstanding the provisions set forth in clause 17(b) above, any Lessor or Mortgagee shall be bound by the following provisions, and any SNDA or other agreement to be signed by Tenant shall provide that:

(i) Lessor or Mortgagee shall advance and fund the Tenant Allowance in accordance with the terms and provisions of this Lease.

(ii) Lessor’s or Mortgagee’s obligation to advance and fund the Tenant Allowance is an independent obligation of Lessor or Mortgagee, in addition to and separate and apart from the obligations of Landlord under this Lease.

(iii) Lessor or Mortgagee shall advance and fund the Tenant Allowance in accordance with the terms and provisions of this Lease, notwithstanding the fact that, under any agreement between Lessor or Mortgagee and Landlord, Lessor or Mortgagee may not be obligated to make such advances to Landlord, and irrespective of the reason that Lessor or Mortgagee may not be obligated to make such advances to Landlord, including, without limitation, a default by Landlord under any such agreement.

(iv) To the extent the Tenant Allowance has not been funded in accordance with the terms and provisions of this Lease, Tenant shall have the absolute right to exercise its rights of set off set forth in Section 7 of Attachment 6 to this Lease (the “Set Off Rights”) at any time in respect of any portion of the Tenant Allowance; and, without limiting the generality of the foregoing, in no event shall a termination of an Underlying Lease or a foreclosure of a Mortgage (by judicial process, power of sale or otherwise) or conveyance in lieu of foreclosure of a Mortgage, which termination, foreclosure, power of sale, or conveyance occurs prior to the expiration date of the Lease, including any extensions and renewals of the Lease now provided thereunder (a “Termination or Foreclosure”), impair, limit, affect, lessen, abrogate or otherwise modify, in any manner whatsoever, the right of Tenant to exercise the Set Off Rights after the Termination or Foreclosure in respect of portions of the Tenant Allowance that were required to have been advanced and funded prior to the Termination or Foreclosure but were not.

18. Estoppel Certificates.

Tenant shall from time to time, within fifteen (15) days after request, deliver to Landlord or any Mortgagee requesting same, a statement in writing certifying the status of this Lease and any options contained herein, the performance hereunder of Landlord and Tenant and such other matters, as Landlord or any Mortgagee requesting same shall reasonably request, in form and substance reasonably satisfactory to Landlord or any Mortgagee requesting same and Tenant.

19. Transfer of Landlord’s Interest.

The term “Landlord” as used in this Lease shall be limited to mean and include only the owners of Landlord’s interest in this Lease at the time in question. Upon any transfer of such interest and the transferee’s assumption of all liability for the performance of any obligations on the part of Landlord contained in this Lease first arising from and after the effective date of the transfer, Landlord herein named (and in case of any subsequent transfer, the then transferor) shall thereafter be relieved of all liability for the performance of any obligations on the part of Landlord contained in this Lease first arising from and after the effective date of the transfer.

20. Quiet Enjoyment.

Landlord warrants and covenants that Tenant, upon paying the Rent and performing all of the terms, covenants and conditions on its part to be performed, shall peaceably and quietly enjoy the Premises subject, nevertheless, to the terms of this Lease, and Tenant will not be disturbed in such quiet and peaceable possession except as expressly provided in this Lease.

21. Rights Reserved to Landlord.

(a) Landlord reserves the right on reasonable prior notice to Tenant: (1) to install and maintain all signs in the Office Park, including the exterior and interior of the Building (subject, however, to the provisions of Section 6 of Attachment 8 to this Lease); (2) to exhibit the Premises after Normal Business Hours, without any material interference with the conduct of Tenant’s business therein, to any prospective purchaser or mortgagee of the Building or Land and to others having an interest therein at any time during the Term, and to prospective tenants during the last nine (9) months of the Term (provided, however, Landlord shall not have the right to exhibit those portions of the Premises of which Tenant has notified Landlord, in good faith, in which Tenant conducts sensitive business operations); (3) to enter the Premises, without any material interference with the conduct of Tenant’s business therein, to make necessary inspections, repairs and adjustments or otherwise to comply with the terms of this Lease (provided, however, Landlord shall not have the right to enter those portions of the Premises of which Tenant has notified Landlord, in good faith, in which Tenant conducts sensitive business operations); and (4) to relocate, alter, improve, reduce or add to the configuration of and the various facilities and improvements within the Building, the Land and the Office Park, provided that the change shall not materially alter, qualify or restrict Tenant’s access to or use of the Premises.

(b) Landlord shall not have the right to rename the Building, as long as Tenant and/or its affiliates lease at least 175,000 rentable square feet therein and Tenant and/or its affiliates occupy at least 88,500 rentable square feet therein. Landlord shall have the right to re-name the Office Park; provided, however, (i) if Tenant and/or its affiliates then lease at least 245,000 rentable square feet in the Office Park, and Tenant and/or its affiliates then occupy at least 88,500 rentable square feet in the Office Park, Landlord may not rename the Office Park for any entity other than for an entity which is primarily in the business of developing, owning or managing real estate, (ii) Landlord may not rename the Office Park at all, if Tenant and/or its affiliates then lease at least thirty-three percent (33%) of the rentable square feet within the Office Park, and Tenant and/or its affiliates then occupy at least 88,500 rentable square feet in the Office Park, and (iii) in no event shall the Office Park be named for any company engaged in any telecommunications business.

(c) If work under clause 21(a) above precludes Tenant from occupying a portion of the Premises, Tenant shall be entitled to abate Rent as to such portion of the Premises, but only under the following terms and conditions:

(i)	the interference must be of a material nature so as to render the Premises (or portion thereof) substantially unusable for the purposes contemplated by this Lease; and

(ii)	Tenant must give written notice promptly to Landlord of the interference and its claim for abatement under this provision and Tenant shall be entitled to abatement of Rent, assuming all other conditions of this provision are satisfied, commencing on the day of such interruption, provided that if the interruption ceases within three (3) business days of Landlord’s receipt of such notice, then Tenant shall not be entitled to any such abatement.

22. Default.

The following shall be deemed an Event of Default under this Lease: (a) Tenant’s failure to make any payment of Rent and the continuance of such failure for five (5) days after the date notice of such late payment is received by Tenant; provided, however, if more than two (2) payments due of Tenant hereunder in any one (1) calendar year are not made until after notice of such late payment is received by Tenant then it shall be an Event of Default hereunder by Tenant if any subsequent payment due of Tenant hereunder in the same calendar year is not made within ten (10) days of the date when due, and (b) Tenant’s failure to cure a default in the performance of any other covenant or obligation of Tenant under this Lease within a period of thirty (30) days following Tenant’s receipt of notice from Landlord specifying the default (or if the specified default is not capable of cure within the thirty (30) day period, if Tenant fails immediately after notice from Landlord to commence to cure the default and diligently to pursue completion of the cure during and after the thirty (30) day period).

23. Remedies.

(a) Upon the occurrence of an Event of Default, Landlord may, without prejudice to Landlord’s other rights hereunder and in addition to all other rights and remedies which Landlord may have under the Laws:

(i)	Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord. If Tenant shall fail to do so, Landlord may, without further notice and without prejudice to any other remedy Landlord may have, enter upon the Premises without the requirement of resorting to the dispossessory procedures set forth in O.C.G.A. §§ 44-7-50 et seq. and expel or remove Tenant and Tenant’s effects without being liable for any claim for trespass or damages therefor. Upon any such termination, Tenant shall remain liable to Landlord for Rent due and payable on the day of termination, and damages in an amount equal to the Rent and any other amounts which would have been owing by Tenant for the balance of the Term, had this Lease not been terminated, less the reasonable rental value of the Premises for the balance of the Term; or

(ii)	Enter the Premises without the requirement of resorting to the dispossessory procedures set forth in O.C.G.A. §§ 44-7-50 et seq. and without being liable for any claim for trespass or damages therefor, and, in connection therewith, rekey the Premises, remove Tenant’s effects therefrom and store the same at Tenant’s expense, without being liable for any damage thereto, and relet the Premises, without advertisement, by private negotiations, for any term Landlord deems proper, and receive the rent therefor. Tenant shall pay Landlord on demand any deficiency that may arise by reason of such reletting, but Tenant shall not be entitled to any surplus so arising. Tenant shall reimburse Landlord for all reasonable costs and expenses (including, without limitation, advertising expenses and professional fees) actually incurred in connection with or in any way related to the eviction of Tenant and reletting the Premises, and for the amount of any other Rent which would have been due of Tenant to Landlord hereunder if not for certain concessions granted by Landlord to Tenant. Landlord, in addition to but not in lieu of or in limitation of any other right or remedy provided to Landlord under the terms of this Lease or otherwise (but only to the extent such sum is not reimbursed to Landlord in conjunction with any other payment made by Tenant to Landlord), shall have the right to be immediately repaid by Tenant the amount of all costs and expenses incurred in renovating or altering the Premises to make it suitable for reletting; or

(iii)	Landlord may declare to be due and payable immediately, the present value (calculated with a discount factor of eight percent [8%] per annum) of the difference between (x) the entire amount of rent and other charges and assessments which in Landlord’s reasonable determination would become due and payable during the remainder of the Lease Term determined as though this Lease had not been terminated, and (y) the then fair market rental value of the Premises for the remainder of the Lease Term. Upon the acceleration of such amounts, Tenant agrees to pay the same at once, together with all Rent and other charges and assessments theretofore due, at Landlord’s address as provided herein, it being agreed that such payment shall not constitute a penalty or forfeiture but shall constitute liquidated damages for Tenant’s failure to comply with the terms and provisions of this Lease (Landlord and Tenant agreeing that Landlord’s actual damages in such event are impossible to ascertain and that the amount set forth above is a reasonable estimate thereof); or

(iv)	Do whatever Tenant is obligated to do under this Lease, including, but not limited to, entering the Premises, without being liable to prosecution or any claims for damages, in order to accomplish this purpose. Tenant agrees to reimburse Landlord immediately upon demand for any reasonable expenses which Landlord may actually incur in thus effecting compliance with this Lease on behalf of Tenant. Landlord shall not be liable for any damages resulting to Tenant from such action, whether caused by the negligence of Landlord or otherwise.

(b) Pursuit by Landlord of any of the foregoing remedies shall not preclude the pursuit of general or special damages incurred, or of any of the other remedies provided herein, at law or in equity.

(c) No act or thing done by Landlord or Landlord’s employees or agents during the Term shall be deemed an acceptance of a surrender of the Premises. Neither the mention in this Lease of any particular remedy, nor the exercise by Landlord of any particular remedy hereunder, at law or in equity, shall preclude Landlord from any other remedy Landlord might have under this Lease, at law or in equity. Any waiver of or redress for any violation of any covenant or condition contained in this Lease or any of the Rules and Regulations now or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of Rent with knowledge of the breach of any covenant in this Lease shall not be deemed a waiver of such breach.

24. Security Deposit [intentionally omitted]

25. Bankruptcy.

If Tenant files a voluntary petition pursuant to the Bankruptcy Code (including any successor code) or takes the benefit of any insolvency act or is dissolved, or if any involuntary petition is filed against Tenant pursuant to the Bankruptcy Code and the petition is not dismissed within one hundred twenty (120) days after the filing, or if a receiver is appointed for Tenant’s business or assets and the appointment of the receiver is not vacated within one hundred twenty (120) days after the appointment, or if Tenant shall make an assignment for the benefit of creditors, then same shall be a default under this Lease and Landlord shall have all of the rights provided in Section 23 of this Attachment 1 for nonpayment of the Rent to the extent permitted by the Laws.

26. Force Majeure.

Landlord shall be excused for the period of any delay in the performance of any obligation hereunder when prevented from so doing by causes beyond its control, including labor disputes, civil commotion, hostilities, sabotage, governmental regulations or controls, fire or other casualty, inability to obtain any material, financing or services, and acts of God, provided that nothing contained in this Section shall be deemed to (a) excuse or permit any delay of in excess of ninety (90) days in the completion of the Base Building Improvements or the delivery of the Premises or any portion thereof as required by Section 1 of this Attachment 1, or (b) provide for any extension of the time periods in Sections 6(d), 14 or 21 of this Attachment 1. Tenant shall similarly be excused for delay in the performance of any obligation hereunder, provided that nothing contained in this Section shall be deemed to excuse or permit any delay in the payment of Rent or any delay in the cure of any default which may be cured by the payment of money except as otherwise expressly provided in this Lease.

27. Limitation of Liability.

If Landlord becomes obligated to pay Tenant a money judgment arising out of this Lease, including any failure by Landlord to perform any of its obligations under this Lease, Tenant shall be limited for the satisfaction of the money judgment solely to (a) Landlord’s interest in the Building and Land, and the proceeds of any sale thereof, and (b) the proceeds of Landlord’s insurance policy or policies actually paid to Landlord and not applied by Landlord to the applicable claim or to the restoration of the Building required by the terms of this Lease (unless such proceeds are not so applied because such proceeds are required by the holder of a deed to secure debt encumbering the Building to be paid to it to reduce the debt served by such deed to secure debt), for satisfaction of Tenant’s remedies, if any, and no other property or assets of Landlord or the individual partners, directors, officers, or shareholders of Landlord shall be subject to levy, execution or other enforcement procedure whatsoever for the satisfaction of the money judgment.

28. Parking.

Landlord hereby permits Tenant the right to use the Parking Spaces. If Landlord institutes an automobile identification procedure, Tenant shall cooperate with Landlord’s reasonable requirements therefor; provided, however, in no event shall any such program result in any charges or costs to Tenant or restrict, encumber or materially adversely affect Tenant’s use of the Parking Spaces.

29. Relocation [intentionally omitted]

30. Brokerage Fees.

THE HOGAN GROUP, INC. (“HOGAN”) HAS ACTED AS AGENT FOR LANDLORD IN THIS TRANSACTION. CARTER & ASSOCIATES, L.L.C. (“CARTER”) HAS ACTED AS AGENT FOR TENANT IN THIS TRANSACTION. BOTH HOGAN AND CARTER SHALL BE PAID A COMMISSION BY LANDLORD. CARTER SHALL BE PAID A COMMISSION BY LANDLORD PURSUANT TO A SEPARATE COMMISSION AGREEMENT DATED             , 2000 BY AND BETWEEN LANDLORD AND CARTER. Tenant warrants and represents that it has not dealt with any other party (including a broker or other agent) in connection with this Lease except Hogan and Carter, who shall be paid by Landlord under a separate agreement. Tenant shall indemnify and defend Landlord for, from and against any claims, expenses, liabilities and losses (including reasonable attorneys’ fees) resulting from any compensation, commissions or charges claimed by or owing to any other party in connection with this Lease by reason of any act of Tenant (other than Hogan and Carter). Landlord warrants and represents that it has not dealt with any other party (including a broker or other agent) in connection with this Lease except Hogan and Carter, who shall be paid by Landlord under a separate agreement. Landlord shall indemnify and defend Tenant for, from and against any claims, expenses, liabilities and losses (including reasonable attorneys’ fees) resulting from any compensation, commissions or charges claimed by or owing to any other party in connection with this Lease by reason of any act of Landlord (including, without limitation, Hogan and Carter). Such indemnification obligations shall survive the expiration or termination of this Lease.

31. Notice.

All notices, demands, consents, approvals, elections or other communications permitted or required to be given hereunder (a notice or notices) shall be in writing and shall be deemed given and received: (a) the date delivered if delivered by hand; or (b) one business day after deposit with a private courier or overnight delivery service; or (c) two (2) business days after deposit in the United States mails, certified or registered mail with return receipt requested and postage prepaid. Notices shall be addressed as follows: (a) if to Landlord, to the Landlord’s Mailing Address and to the Building Manager; and (b) if to Tenant, to the Tenant’s Mailing Address. Any address or name specified above may be changed by a notice given to the addressee by the other party in accordance with this Section. The inability to deliver a notice because of a changed address for which no prior notice was given or rejection or other refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept.

32. Miscellaneous.

(a) This Lease shall be deemed to have been made in and shall be construed in accordance with the Laws of the State. This Lease may have been executed in several counterparts, all of which constitute one and the same instrument. The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision hereof. This Lease sets forth all of the agreements and understandings between Landlord and Tenant and there are no agreements or understanding, either oral or written, between them other than as are herein set forth. No amendment or change to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by both of them.

(b) As used in this Lease, any list of one or more items preceded by the word “including” shall not be deemed limited to the stated items but shall be deemed without limitation.

(c) If any provision of this Lease is or becomes illegal or unenforceable because of current or future Laws effective during the Term, the intention of the parties hereto is that the remaining parts of this Lease shall not be affected thereby.

(d) The failure of either party to exercise any remedy or election shall not be construed as a waiver for the future of such remedy or election, but the same shall remain in full force and effect. The receipt by Landlord of full or partial Rent with knowledge of a breach of this Lease shall not be deemed a waiver of such breach. No payment of a lesser amount than the Rent due Landlord shall be deemed to be other than on account of the Rent and Landlord may accept payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease, notwithstanding any endorsement or statement accompanying the payment to the contrary.

(e) In any proceeding which Landlord or Tenant may prosecute to enforce its rights hereunder, the unsuccessful party shall pay all costs of litigation incurred by the prevailing party, including reasonable attorneys’ fees, incurred at both the trial and appellate levels.

(f) If Landlord commences any summary proceeding (or equivalent) or an action for nonpayment of Rent, Tenant shall not interpose in the proceeding or action any counterclaim not arising out of or under this Lease or in connection with the Land, Building or Premises, provided that this prohibition shall not prevent Tenant from raising any appropriate defense in such proceeding or action and any such underlying claim shall be preserved for any subsequent action commenced by Tenant against Landlord.

(g) All the terms and provisions of this Lease shall be binding upon and, except as prohibited or limited by Section 16 of this Attachment 1, inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

(h) At Tenant’s request, Landlord shall execute and deliver to Tenant, and Tenant shall have the right to record in the public records of Fulton County a memorandum of this Lease in form and substance reasonably satisfactory to Landlord and Tenant, evidencing Tenant’s rights hereunder with respect to the Building and GH3 (as hereinafter defined).

(i) Time shall be of the essence of this Lease.

(j) Tenant shall assume and pay to Landlord at the time of paying the Rent any excise, sales, use, gross receipts or other similar taxes (other than a net income or excess profits tax) which may be imposed on or measured by such Rent (including utilities and other services specially or separately billed or supplied to Tenant) and which Landlord may be required to pay or collect under any Laws not in effect or hereafter enacted. Tenant shall also assume and pay all taxes specifically attributable to the value of Tenant’s leasehold improvements in excess of Landlord’s Base Building Improvements.

(k) Tenant shall pay all taxes due on its personal property located in the Premises.

(l) If more than one person or entity executes this Lease as Tenant, each such person or entity shall be jointly and severally liable for observing and performing each of the terms, covenants, conditions and provisions to be observed or performed by Tenant.

(m) Tenant has only a usufruct under this Lease, not subject to levy or sale. No estate shall pass out of Landlord by this Lease.

Attachment 5

EXPENSE ESCALATION—BASE STOP

Escalation. The Base Rent does not reflect future increases in the amount of taxes on the Land, the Building and other improvements on the Land (collectively the “Property”) or in the cost of operations and maintenance of the Property. In order that the Rent payable throughout the Term shall reflect any such increase, the parties agree as follows:

1. Definitions

(a) Real Estate Taxes: (1) all general and special taxes, assessments, duties and levies, if any, payable (adjusted after protest or litigation, if any) for any part of the Term, exclusive of penalties, on the Property; (2) any service, user or license fees or taxes, or any taxes which shall be payable on the rentals of the Building in addition to or in lieu of any of the foregoing in whole or in part; and (3) the reasonable expenses paid in contesting the amount or validity of any such taxes, charges or assessments, such expense to be applicable to the period of the item contested, provided, however, that the amount of such expenses included in the Real Estate Taxes for any period shall not exceed the amount by which the Real Estate Taxes for such period are actually reduced by the proceedings in respect of which such expenses are incurred. If there is available a discount in the amount of Real Estate Taxes based on timing of payment, then the term “Real Estate Taxes” shall mean the amount of such Real Estate Taxes, calculated at the reduced rate, available if Landlord had paid such taxes in a reasonable manner and at a reasonable time, irrespective of when actually paid by Landlord.

Notwithstanding anything to the contrary herein, the following are not included in Real Estate Taxes: (i) federal, state, or local income taxes; (ii) franchise, gift, transfer, excise, capital stock, estate, succession, or inheritance taxes; (iii) penalties or interest for late payment of Real Estate Taxes, unless in connection with a protest or claim of such; and (iv) the portion of Real Estate Taxes that is allocable to any capital improvements to the Building made after the date of this Lease (other than improvements to tenants’ premises equivalent in value to the Allowance as a part of such tenants build-out). If (i) Landlord receives a refund of any portion of the Real Estate Taxes relating to a certain period, and (ii) Tenant has made a payment to Landlord of Tenant’s Proportionate Share of the additional Real Estate Taxes applicable to the same period in respect of which such refund of Real Estate Taxes was subsequently obtained, then Landlord shall, upon receipt of any such refund of such Real Estate Taxes, reimburse Tenant an amount equal to Tenant’s Proportionate Share of any such refund (such refund to be calculated after deducting all of Landlord’s reasonable expenses paid in connection with obtaining any such refund).

In calculating Real Estate Taxes for the Base Stop, the Real Estate Taxes for the Base Year shall be increased to reflect assessments attributable to the value of the Building as if the Building were ninety-five percent (95%) occupied during the entire year.

(b) Operating Expenses: all expenses (other than those expressly excluded below) (i) that are actually incurred in good faith by Landlord or on Landlord’s behalf, (ii) that are attributable to the management, repair, operation and maintenance of the Property, (iii) that are determined under generally accepted accounting principles consistently applied, and (iv) that are generally incurred in the operation, maintenance, management and repair of office buildings of similar age, quality and type in the area in which the Building is located, including: (1) utilities; (2) rent, casualty, liability and fidelity insurance; (3) cleaning and security services; (4) landscaping; (5) the amortized (over the useful life thereof) cost of alterations and improvements to the Property made by reason of the Laws or the requirements of insurance bodies, but only to the extent such are enacted after the Commencement Date; (6) reasonable management fees not in excess of the then prevailing rates for management fees of other comparable buildings in the area in which the Building is located; (7) the amortized (over the useful life thereof) cost of capital improvements, replacements or additions to the Property made during the Term which Landlord reasonably projects will reduce Operating Expenses, but only to the extent of the projected reduction for each relevant calendar year; (8) administrative expenses, including the reasonable cost (including foregone rent at a reasonable rate) of the management office (which must be a reasonable size); (9) all other charges properly allocable to the repair, operation and maintenance of the Building in accordance with generally acceptable accounting principles; and (10) the cost of cleaning up, removing, abating or otherwise mitigating any Hazardous Materials, but only to the extent (i) such were not on the Property as of December 1, 2000; and (ii) such were not introduced or brought onto the Property by Landlord, or another, identifiable tenant of the Building. The pass-through of any Operating Expenses incurred by Landlord under clause (10) above, after the Base Year, to Tenant shall be spread out for Tenant over a period of time equal to the greater of (i) the remaining Lease Term, or (ii) seven (7) years, and if the Lease Term expires before the expiration of said seven (7) year period, Tenant shall have no liability past the expiration of the Term for such amounts; and in any event, no more than ten cents (10¢) per rentable square foot leased by Tenant per year may be passed through to Tenant for this particular item of Operating Expenses. Landlord shall use all reasonable efforts to pursue any remedies it may have against third parties for recovery of any Operating Expenses incurred by Landlord under clause (10) above, and any costs so collected from third parties shall off-set amounts due from or paid by Tenant for this item of Operating Expenses.

If during any calendar year the Building is not fully occupied or if any tenant of the Building (other than Tenant) furnishes to itself any services which would otherwise have been furnished by Landlord, Operating Expenses shall be adjusted at the expiration of each calendar year as if the Building were ninety-five percent (95%) occupied during the entire year and as if Landlord had furnished such services. “Fully occupied” shall be defined as occupancy of ninety-five percent (95%) or more of the rentable area of the Building. For each such calendar year, Landlord shall provide in the statement required by Section 3(b) below a reasonably detailed description of how such adjustment was calculated.

Operating Expenses will not include (1) interest on debt or amortization payments on mortgages or deeds to secure debt or interest on any other debt for borrowed money; (2) ground lease payments or rent under any other underlying lease; (3) leasing commissions and other leasing costs; (4) costs of marketing and advertising space for lease in the Building; (5) costs for which Landlord is reimbursed (other than such tenants’ regular contributions to Operating Expenses); (6) any depreciation or capital expenditures (except as expressly provided above); (7)

legal fees incurred for negotiating leases or collecting rents; (8) any cost or expense in connection with accounting, tax, or audit work with respect to Landlord’s ownership entity (as distinguished from such services directly related to the operation and maintenance of the Building); (9) all taxes and related items not included in Real Estate Taxes; (10) any taxes assessed against any improvements made by a tenant in the Building at a cost in excess of the allowance provided to such tenant for leasehold improvements in such tenant’s lease; (11) costs (including permit, license and inspections fees) incurred in renovating, improving, decorating, painting or redecorating space leased on an exclusive basis, constituting the exclusive usable space of a single tenant; (12) the cost of electricity, HVAC or other services or items furnished to tenants in the Building (including Tenant), to the extent such cost is separately payable or reimbursable by such tenant as a separately stated charge and not as a part of such tenant’s proportionate share of Operating Expenses or increases in Operating Expenses; (13) costs arising out of or by reason of the violation by Landlord or another identified tenant of the terms of any lease; (14) costs paid to subsidiaries of affiliates of Landlord for any services, supplies, materials or other matters otherwise included in Operating Expenses, to the extent that such costs exceed the competitive cost of such services, supplies, materials or other matters of the same level of quality, were they provided by a party other than a subsidiary or affiliate; (15) rentals and other related expenses incurred in leasing air conditioning systems, elevators, or other equipment ordinarily considered to be of a capital nature, except when used in an emergency or on a short-term basis, or equipment used in providing janitorial services, landscaping services or other services provided for the Building by independent third-parties; (16) the cost of any work or service performed for, or facilities furnished to, any tenant of the Building to a materially greater extent or in a manner more favorable to such tenant than that performed or furnished for, or available to, Tenant; (17) costs incurred to remedy defects in construction materials or installations; (18) any costs, fines or penalties incurred because Landlord negligently or knowingly violated any Law; (19) repairs or other work required to repair, or otherwise caused by, fire or other casualty (excluding a reasonable deductible with respect to any such insurance policy, such deductible not to exceed $10,000.00 per occurrence) or condemnation; (20) costs incurred in connection with the sale, financing, refinancing, mortgaging, selling or change of ownership of the Building, including brokerage commissions, attorneys’ and accountants’ fees, closing costs, title insurance premiums, transfer taxes and interest charge(s); (21) costs, fines, interest, penalties, legal fees, costs of litigation or other costs incurred due to the failure by Landlord to pay when due, Real Estate Taxes or Operating Expenses for the Building, except in connection with or as a part of a protest of such amount due; (22) costs for sculptures, paintings or other works of art, including costs incurred with respect to the purchase, ownership, leasing, showing, promotion, repair and/or (other than non-routine) maintenance of the same; (23) any amounts payable by Landlord by way of indemnity, or for damages, or which constitute a fine, interest or penalty, but if such amounts arise out of a contractual dispute involving Landlord in respect of costs otherwise includable as Operating Expenses, such amounts shall be excluded, only to the extent such amounts are in excess of what would have been due of Landlord under the contract itself; and (24) any costs or expenses that under generally accepted accounting principles consistently applied would not be considered normal maintenance, repair, management or operating expenses.

Any costs incurred because of a change of policy or practice in operating the Building that causes an increase in Operating Expenses over Operating Expenses for the Base Stop (changed expenses) shall be included as Operating Expenses only if the change in policy or practice would have been made by a reasonably prudent operator of comparable office buildings of similar age, quality and type in the area in which the Building is located. The changed expenses shall be included as Operating Expenses to the extent of, but only to the extent of, the increase in cost over the projected costs that would have been included in Operating Expenses for purposes of calculation of the Base Stop.

In calculating Operating Expenses, to the extent that Landlord receives any reimbursement, refund, credit, discount, reduction, or allowance for the cost of any item otherwise includable in Operating Expenses (except to the extent of reimbursements to Landlord by other tenants of their proportionate share of Operating Expenses or increases in Operating Expenses) the cost of the item includable in Operating Expenses shall be net of any such reimbursement, refund, credit, discount, reduction or other allowance. If any such reimbursement, refund, credit, discount, reduction, or allowance is received by Landlord in a later period and the amount thereof has not been applied against Operating Expenses in a previous period, Landlord shall, upon receipt of the same, reimburse Tenant in an amount equal to the lesser of (i) Tenant’s Proportionate Share of any such reimbursement, refund, credit, discount, reduction, or allowance, or (ii) an amount equal to the amount paid by Tenant as its Proportionate Share of increases in Operating Expenses allocable to the period to which such reimbursement, refund, credit, discount, reduction, or allowance applies.

(c) Base Stop: shall be the actual Real Estate Taxes and Operating Expenses for the Base Year (adjusted as required by Section 1(b) above). The Base Stop will include a management fee payable by Landlord of four percent (4%) of gross proceeds, based upon a fully occupied (95%) Building.

2. Excess Expenses and Excess Base Stop.

Tenant shall pay Landlord an amount equal to Tenant’s Proportionate Share of the amount by which the sum of the Real Estate Taxes and the Operating Expenses for each calendar year during the Term after the calendar year 2001 exceeds the Base Stop (the excess amount is referred to as the “Excess Expenses”). Tenant’s Proportionate Share of Excess Expenses shall be prorated as necessary for the first and last calendar years of the Term if the Commencement Date or Termination Date are other than the first or last day of the year, respectively. Tenant shall receive as a credit an amount equal to Tenant’s Proportionate Share of the amount by which the sum of the Real Estate Taxes for each calendar year during the Term is less than the Base Stop, resulting from a “Tax Inducement” (as herein defined). The amount of the credit, if any, shall be determined as of the date Landlord provides the statement required by Section 3(b) below, and the credit shall apply against the next ensuing monthly installment or installments of the Rent until the credit is exhausted.

3. Current Payments and Adjustments.

(a) In order to provide for current payments on accounts of Excess Expenses Tenant shall pay as additional rent, together with Monthly Installments of Base Rent, an amount equal to

Tenant’s Proportionate Share of the Excess Expenses due for the ensuing twelve (12) months (as reasonably estimated by Landlord from time to time) in twelve (12) equal monthly installments commencing on the first (1st) day of the month following the month in which Landlord notifies Tenant of the amount.

(b) On or before April 1 of each calendar year, Landlord shall deliver to Tenant a statement (certified by an officer of Landlord) (the “Statement”) of the actual amount of Real Estate Taxes, Operating Expenses and Tenant’s Proportionate Share of the Excess Expenses for the preceding calendar year. If Tenant’s Proportionate Share of the actual Excess Expenses for the previous calendar year exceeds the aggregate of the estimated monthly payments made by Tenant for that year, Tenant shall within thirty (30) days of receipt of the statement pay Landlord such excess as additional rent. If the aggregate exceeds Tenant’s Proportionate Share of the actual Excess Expenses, then Landlord shall credit against Tenant’s next ensuing Monthly Installment or Installments of the Rent an amount equal to the difference until the credit is exhausted, or pay such amount in cash to Tenant, if after the end of the Term. If the aggregate exceeds Tenant’s Proportionate Share of the actual Excess Expenses by more than five percent (5%) (excluding any adjustment for Real Estate Taxes, which Landlord and Tenant acknowledge may vary widely from original estimates because of actions by Landlord to appeal or reduce assessments), then Landlord shall at the time the statement is delivered pay Tenant such excess and shall also pay Tenant interest on such excess at the rate of ten percent (10%) per annum. The interest shall be calculated as if one-twelfth (1/12) of the excess accumulated each month during such period and interest shall continue accruing until the excess is refunded to Tenant.

4. Termination.

(a) If Landlord has not already done so, Landlord may at any time after the end of the Term give Tenant notice of Landlord’s reasonable estimate of Tenant’s Proportionate Share of the Excess Expenses (prorated) for the calendar year in which the Term ends. Tenant shall within thirty (30) days after receipt of such notice pay Landlord the amount specified. Adjustments shall thereafter be made in accordance with this Section.

(b) If a credit is due from Landlord at the end of the Term or at the time of adjustment, Tenant shall be entitled to receive the amount of the credit in the form of payment from Landlord, provided that Landlord may, in lieu of such payment, apply the credit against any Rent which is due but not paid on that date. Except as expressly set forth herein, no interest or penalties shall accrue on any amounts which Landlord is obliged to credit or pay Tenant by reason of this Attachment 5.

5. Statements.

Tenant shall have six (6) months after receipt of any statement of actual Real Estate Taxes, Operating Expenses and Tenant’s Proportionate Share of Excess Expenses to dispute the correctness or completeness thereof. Each such statement given by Landlord shall be conclusive and binding, absent manifest error, upon Tenant unless within such six (6) month period Tenant shall notify Landlord that it disputes the correctness of the statement, specifying the particular respects in which it is claimed to be incorrect. Pending resolution of the dispute, Tenant shall pay additional rent in accordance with the statement but such payment shall be without prejudice to Tenant’s position. Tenant (or its accountants) shall have the right to inspect and audit, at reasonable times and in a reasonable manner, during such six (6) month period, such of Landlord’s books and accounts and records as pertain to and contain information concerning the Excess Expenses for the period in question. The books and records shall be kept in accordance with generally accepted accounting principles consistently applied. If Tenant’s audit for any period should reveal that actual Real Estate Taxes, Operating Expenses or Excess Expenses for such period were overstated in any statement of actual Real Estate Taxes, Operating Expenses and Tenant’s Proportionate Share of Excess Expenses for such period, then: (i) the overpayment (together with interest at the rate of ten percent (10%) per annum) shall be due and payable by Landlord to Tenant within thirty (30) days after the determination of the amount of the overpayment; and (ii) if the Statement by Landlord of total Operating Expenses overstated the Operating Expenses by more than four percent (4%), as evidenced by the audit accepted by Landlord and Tenant, or otherwise determined as correct, then Landlord shall pay for all reasonable audit expenses and costs actually incurred by Tenant. Payment of any Excess Expenses shall not preclude Tenant from thereafter disputing the correctness or completeness of any statement of actual Real Estate Taxes, Operating Expenses and Tenant’s Proportionate Share of Excess Expenses in accordance with this Section 5.

ATTACHMENT 8

SPECIAL STIPULATIONS

1. Rent Abatement. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be obligated to pay Base Rent or Tenant’s Proportionate Share of Excess Expenses for the 2nd, 6th, 12th, 19th, 24th and 73rd months of this Lease Term.

2. Expansion Space Option.

(a) Provided this Lease is then in full force and effect and no Event of Default has occurred and is then existing beyond any applicable notice and cure period, Landlord hereby grants Tenant for the Lease Term a right of first refusal (the “Refusal Right”) to lease any portion of the Building, not then part of the Premises and which is Available, as defined in this clause 2(a) below (the “Expansion Space”), in accordance with the within terms and conditions. Space shall be deemed to be “Available” for the purposes of this clause 2(a) if the space is: (i) not subject to any right of first offer, right of first refusal, right to expand, right to extend, renewal right or similar right, however named, in favor of any other tenant as of the date of this Lease; or (ii) not subject to any right of first offer, right of first refusal, right to expand, right to extend, renewal right or similar right, however named, granted to another tenant after the date of this Lease if such rights are granted to such future tenant after Tenant’s failure to accept any such offer of such space made to Tenant in accordance with the provisions of this Special Stipulation 2.

(b) Should Landlord receive, from time to time, during the Lease Term a bona fide offer (the “Offer”) from a prospective tenant to lease any portion of the Expansion Space (the “Offer Space”), upon terms and conditions and at a rental rate acceptable to Landlord, Landlord shall notify Tenant thereof in writing (the “Offer Space Notice”), and offer to lease the Offer Space to Tenant upon the financial terms contained in the Offer. The Offer Space Notice may not be given more than nine (9) months in advance of such availability and shall set forth the following terms of the Offer: (i) the date upon which the Offer Space will be available; (ii) Base Rent rate (expressed as dollars per annum per square foot); (iii) base year for Real Estate Taxes and Operating Expenses; (iv) tenant improvement allowance (expressed as dollars per annum per square foot); and (v) any other material financial terms (expressed as dollars per annum per square foot). Tenant shall have eight (8) business days to accept or reject such offer.

(c) If Tenant rejects such offer or fails to respond within said eight (8) business day period, then: (i) Landlord shall be entitled to lease the Offer Space to the third party (or its affiliate or subsidiary) making the Offer on the terms and conditions contained in the Offer (or substantially equivalent economic terms and conditions); and (ii) if Landlord does not actually lease the Offer Space to the third party making the Offer within six (6) months from the date of the Offer Space Notice, such space shall again become subject to the Refusal Right. Any Offer Space actually leased by Landlord during such six (6) month period shall again be subject to the Refusal Right when it again becomes Available (as defined in clause 2(a) above).

(d) If Tenant accepts such offer within said eight (8) business day period, then Tenant shall have leased the Offer Space upon the financial terms contained in the Offer Space Notice, and upon the other terms and conditions as contained in this Lease and for a term co-terminus with the Lease Term; provided, however, (i) Tenant shall in all events be required to lease the Offer Space for a minimum term of not less than three (3) years, notwithstanding the period of time remaining in the Lease Term, and if Tenant elects to lease the Offer Space at any time when less than three (3) years remain in the Lease Term, the term for such Offer Space only shall be a full three (3) year period, and (ii) if the term set forth in the Offer is less than the remaining Lease Term, then at the expiration of the term set forth in the Offer the financial terms of the lease of the Offer Space shall thereafter be the financial terms of this Lease.

(e) If Tenant leases any Offer Space, the rent for such Offer Space shall commence on the earlier to occur of: (i) the Final Rent Commencement Date (hereinafter defined); or (ii) if Tenant actually occupies any portion of the Offer Space for the conduct of its business therein prior to the Final Rent Commencement Date, then, as to such occupied portion only, the date upon which Tenant actually occupies the same for the conduct of its business therein. For the purposes hereof, the Final Rent Commencement Date for the entirety of the Offer Space shall mean: (1) if the Offer Space contains two (2) floors or less, the date ninety (90) days after Landlord tenders possession of the Offer Space to Tenant for the commencement of preparation thereof for Tenant’s occupancy; and (2) if the Offer Space contains more than two (2) floors, the date ninety (90) days after Landlord tenders possession of the Offer Space to Tenant for the commencement of preparation thereof for Tenant’s occupancy, plus fifteen (15) days for each additional floor (or portion of a floor) included in the Offer Space. The Final Rent Commencement Date shall be extended by Landlord Delay and Tenant Force Majeure Items.

(f) If Tenant leases any Offer Space, then Landlord shall disburse any tenant improvement allowance provided for in the Offer Space Notice to Tenant in accordance with the provisions contained in the Work Letter for disbursement of the Tenant Allowance.

(g) If Tenant leases any Offer Space, Landlord and Tenant shall promptly execute and deliver to the other an amendment to this Lease, in form and substance reasonably satisfactory to Landlord and to Tenant, to reflect changes in the Premises and any other appropriate terms changed by the addition of the Offer Space.

(h) In addition to and not in lieu of the rights of Tenant set forth above, if there exists any Expansion Space as to which Landlord has not received an Offer and Tenant desires to investigate the possibility of leasing such Expansion Space, Tenant shall have the rights under this Section 2(h).

(1) Tenant may give Landlord notice specifying any Expansion Space which Tenant desires to investigate leasing, and Landlord shall give Tenant a notice (the “Expansion Space Notice”) with respect thereto. Any Expansion Space Notice given by Landlord shall set forth the following terms upon which Landlord is willing to lease the Expansion Space: (1) the date upon which the Expansion Space will be available; (2) Base Rent rate (expressed as dollars per annum per square foot); (3) base year for Real Estate Taxes and Operating Expenses; (4)

tenant improvement allowance (expressed as dollars per annum per square foot); and (5) any other material financial terms. Tenant shall have fifteen (15) days to accept or reject such offer.

(2) If Tenant does not accept such offer within said fifteen (15) day period, such Expansion Space shall nonetheless remain subject to the Refusal Right set forth above and later request by Tenant for an Expansion Space Notice with respect thereto.

(3) If Tenant accepts such offer within said fifteen (15) day period, then Tenant shall have leased the Expansion Space upon the financial terms contained in the Expansion Space Notice, and upon the other terms and conditions as contained in this Lease, for a term co-terminus with the Lease Term; provided, however, Tenant shall in all events be required to lease the Expansion Space for a minimum term of not less than three (3) years, notwithstanding the period of time remaining in the Lease Term, and if Tenant elects to lease the Expansion Space at any time when less than three (3) years remain in the Lease Term, the term of the lease for such Expansion Space only shall be automatically extended so that it is a full three (3) year period.

(4) If Tenant leases any Expansion Space, the rent for such Expansion Space shall commence on the earlier to occur of: (i) the Expansion Space Final Rent Commencement Date (hereinafter defined); or (ii) if Tenant actually occupies any portion of the Expansion Space for the conduct of its business therein prior to the Expansion Space Final Rent Commencement Date, then, as to such occupied portion only, the date upon which Tenant actually occupies the same for the conduct of its business therein. For the purposes hereof, the Expansion Space Final Rent Commencement Date for the entirety of the Expansion Space shall mean: (x) if the Expansion Space contains two (2) floors or less, the date ninety (90) days after Landlord tenders possession of the Expansion Space to Tenant for the commencement of preparation thereof for Tenant’s occupancy; and (y) if the Expansion Space contains more than two (2) floors, the date ninety (90) days after Landlord tenders possession of the Expansion Space to Tenant for the commencement of preparation thereof for Tenant’s occupancy, plus fifteen (15) days for each additional floor (or portion of a floor) included in the Expansion Space. The Expansion Space Final Rent Commencement Date shall be extended by Landlord Delay and Tenant Force Majeure Items.

3. Renewal of Lease. (a) Provided this Lease is then in full force and effect and no Event of Default has occurred and is then existing beyond any applicable notice and cure period, Landlord hereby grants to Tenant three (3) options to renew this Lease for a period of five (5) years each (a “Renewal Term”, or collectively the “Renewal Terms”), at a rental rate equal to ninety-five percent (95%) of the effective rental rate then being offered by landlords to tenants desiring to lease comparable space, which is the size of the Premises, in the other comparable first-class (class “A”) office buildings located in comparable first-class (class “A”) mixed-use projects in the metropolitan area of Atlanta, Georgia, for a comparable term, with comparable on-site amenities and services and comparable parking rights and privileges (expressly including the value of free and reserved parking), and the standard tenant improvement allowance provided, rent credit, moving allowance, abatements or other concessions or inducements then being offered to such comparable tenants, seeking comparable space, as such rate is determined and established by Landlord (the “Market Rate”). If Tenant desires to renew this Lease, Tenant shall notify Landlord at least twelve (12) months in advance of the expiration of the Term, or the Renewal Term, as the case may be (the “Renewal Notice”). Landlord shall make an offer to Tenant based upon the above-described terms within thirty (30) days following receipt of the Renewal Notice. Tenant shall have thirty (30) days from the date Landlord makes such offer to either (i) accept the offer, (ii) reject the offer, or (iii) elect to submit the issue of Market Rate to arbitration. If Tenant fails to respond within such thirty (30) day period, Tenant shall be deemed to have rejected the offer pursuant to clause 3(a)(ii) above. If Tenant rejects the offer, or is deemed to have rejected the offer, pursuant to clause 3(a)(ii) above, then this Lease shall expire as of the end of the Term as established herein or the Renewal Term, as the case may be. If Tenant accepts such offer, then the Term or the Renewal Term, as the case may be, shall be extended by said five (5) year period, and the rent for such period shall be the rent as offered by Landlord and accepted by Tenant pursuant to the terms and conditions of this Section.

(b) If Tenant elects to submit the issue of Market Rate to arbitration pursuant to clause 3(a)(iii) above, the notice of such election shall set forth the name of the arbitrator selected by Tenant. Within ten (10) days after receipt of such notice by Landlord from Tenant, Landlord shall notify Tenant of the arbitrator selected by Landlord. Within ten (10) days after the appointment of Landlord’s arbitrator, the arbitrators so appointed shall jointly appoint a third arbitrator. If such arbitrators are unable to select a third arbitrator within ten (10) days after the appointment of Landlord’s arbitrator, then Landlord or Tenant, or both, shall immediately by petition to the Presiding Judge of the Superior Court of Fulton County, Georgia, request the appointment of five (5) persons, each of whom shall be qualified to serve as a third arbitrator, and none of whom shall have any interest in or be in any way affiliated with or related to either Landlord or Tenant as a stockholder, officer, employee or agent of Landlord or Tenant or a relative of any stockholder, officer, agent or employee of Landlord or Tenant. From the five (5) persons so appointed, Landlord and Tenant shall, within ten (10) days after such appointment, alternatively strike two names each, Tenant striking one name first. The remaining person shall act as the third arbitrator. If either Landlord or Tenant shall fail or refuse to appoint an arbitrator within the time provided, then the other party shall petition the then Presiding Judge of the Superior Court of Fulton County, Georgia to appoint an arbitrator for such party and any arbitrator so appointed shall be considered as having been appointed by the party so failing or refusing to appoint an arbitrator. If either party shall fail or refuse within the time provided to strike from the list of the five (5) persons appointed by the Presiding Judge of the Superior Court of Fulton County, then the other party shall proceed to select the third arbitrator from said list. Notwithstanding anything to the contrary set forth in this clause 3(b), each of the arbitrators selected shall be qualified arbitrators and experienced in the type of issues to be arbitrated.

(c) After a third arbitrator has been appointed in accordance with the foregoing clause 3(b), the arbitrators shall hold such meetings as either Landlord or Tenant, or both, may reasonably request and at such meetings hear and consider any evidence which either Landlord or Tenant, or both, desire to present. Within twenty (20) days after the appointment of the third arbitrator, the arbitrators shall make their final determination deciding the issue of Market Rate.

(d) The determination made by the arbitrators as to the Market Rate shall be in writing and signed by at least two arbitrators and shall be binding upon Landlord and Tenant.

(e) Landlord shall pay the fees and expenses of the arbitrator selected by Landlord and Tenant shall pay the fees and expenses of the arbitrator selected by Tenant. The fees and expenses of the third arbitrator, together with any expenses of the arbitration proceeding itself, shall be divided equally between Landlord and Tenant.

4. Hazardous Wastes; Landlord’s Covenants .

(a) To the best of Landlord’s knowledge and belief, but without any independent investigation or inquiry of any kind or nature whatsoever, there are no Hazardous Substances in the Land, the Building or the Premises other than “Permitted Hazardous Substances”, as that term is defined below. Landlord covenants and agrees that if any Hazardous Substances other than Permitted Hazardous Substances are found in the Land, the Building or the Premises in such amounts and locations as would require Landlord to remove such materials as a matter of law, then Landlord shall remove or cause to be removed such Hazardous Substances. Such removal shall be accomplished in a manner that does not cause an unreasonable disruption to Tenant’s operations in the Premises.

(b) The term “Permitted Hazardous Substances” shall mean such Hazardous Substances as are commonly and legally used or stored as a consequence of using, maintaining or operating the Land, the Building and the Premises, but only so long as the quantities thereof do not pose a threat to public health or to the environment or would necessitate a “response action” as that term is defined in CERCLA, and so long as Landlord strictly complies or causes compliance with all applicable governmental rules and regulations concerning the use, storage, production, transportation and disposal of such Hazardous Substances.

(c) Landlord will indemnify and hold Tenant harmless from and against any and all claims, costs and liabilities (including reasonable attorneys’ fees) arising out of or in connection with: (i) the presence in the Land, Building or Premises of any Hazardous Substances, other than Hazardous Substances brought to the Land, Building or Premises by Tenant or Tenant’s Representatives; or (ii) any breach by Landlord of its representations and covenants under this Section 6. Such indemnification obligation shall survive the expiration or termination of this Lease.

5. Tenant’s Right To Install Satellite Antennae Module.

(a) Subject to the terms and conditions as described below, Tenant shall have the right, free of rent or other rent related charges, to place on the roof of the Building microwave, satellite or other antenna module(s) (the “Antennae”) and related hardware and cabling, connected to the Premises, to service and serve the Premises and communications and transmissions of data to and from the Premises. Notwithstanding anything contained herein to the contrary, Tenant shall be solely responsible for any utility charges or other similar charges incurred in connection with the use and operation of the Antennae.

(b) Tenant hereby covenants and agrees to obtain and pay for all permits and license fees which may be required to be paid for the erection and maintenance of any and all such Antennae. The right of Tenant to install such Antennae is expressly conditioned upon Tenant’s Antennae not interfering with any antennae presently existing on the roof of this Building, and Tenant hereby covenants and agrees that these Antennae will not so interfere.

(c) Tenant shall furnish detailed plans and specifications for such Antennae systems to Landlord for Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided Landlord may condition its consent by requiring that such systems be installed in the least conspicuous of all reasonably acceptable locations on which the systems might be located and that all components and elements thereof (except the terminal devices and structures) be concealed from view from within and without the Building. Upon the giving of such consent, such systems shall be installed, at Tenant’s expense, by a contractor selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed by Landlord. In the installation of such systems, Tenant shall not void or compromise any roof or other warranties which Landlord may have with respect to the base Building or components thereof, and Tenant shall comply with all applicable laws, and keep the Premises, Building and Property free and clear from liens arising from or related to Tenant’s installation, and shall provide all insurance with respect to or in connection with the Antennae as Landlord in Landlord’s reasonable judgment, deems appropriate or necessary. Tenant shall be entitled to use such portions of the Building as may be reasonably necessary for the installation, operation and maintenance of the Antennae, and Tenant shall have reasonable access to such portions of the Building at all times throughout the Lease Term for such purposes; provided however, that except for the roof, any cables, conduits or other physical connections between such Antennae and the Premises shall be concealed underground or within permanent walls, floors, columns and ceilings of the Building and in the shafts of the Building provided for such installations, not damaging the appearance of the Building or reducing the usable or rentable space of the Building; and provided further, that except for the roof and Premises, any installation or maintenance work performed by Tenant or at Tenant’s direction shall be performed without unreasonably interfering with Landlord’s or any other tenant’s use of the Building, and upon completion of such installation and maintenance (initially and from time to time) Tenant shall restore such portions of the Building to a condition reasonably comparable to that existing prior to such installation or maintenance. Tenant shall be responsible for procuring whatever licenses or permits may be required for the use of such systems or operation of any equipment served thereby, and Landlord shall cooperate with Tenant, at Tenant’s expense, in procuring such licenses or permits, to the extent required by applicable laws. Landlord makes no warranties whatsoever as to the permissibility of such systems under applicable laws. Tenant’s Antennae shall not constitute a nuisance, or unreasonably interfere with the operations of other tenants of the Building or with the normal use of the area surrounding the Building by occupants thereof. Upon termination or expiration of this Lease, Tenant shall remove the Antennae installed by it pursuant to this clause 5(c), at its expense, and shall repair and restore the Building to a condition comparable to that existing prior to such installation, normal wear and tear excepted.

(d) Landlord reserves the right to relocate said Antennae at any time, at no expense to Tenant, provided such relocation shall have no material adverse impact on the operations of such

Antennae as a service to the Premises. Tenant hereby covenants and agrees that such Antennae shall be designed and shall be installed, to the extent reasonably practicable, in a manner so that it is relocatable without extraordinary or unreasonable trouble, effort or expense.

6. Signage.

(a) So long as no Event of Default has occurred and is then existing beyond any applicable notice and cure period, and Tenant and/or its affiliates occupy at least 177,000 rentable square feet in the Building, Tenant shall have the exclusive right to the Building top (parapet) signage as well as the right to have signage on two (2) sides of the Building. Tenant shall maintain and repair such signage at Tenant’s sole cost and expense. Landlord shall not permit any other signage on the exterior of the Building. The design criteria for the parapet sign are as set forth in Attachment 8.1 to this Lease.

(b) Landlord shall provide Tenant the exclusive right to place signage on an exterior pylon for the Building, which Landlord covenants and agrees to construct for Tenant’s sole use, at the main entrance area to the Building. The location and design criteria for such sign are as set forth in Attachment 8.1 to this Lease.

(c) Any damage to the walls or doors caused by Tenant’s signage shall be repaired by Tenant prior to the termination of this Lease.

(d) All costs associated with any signage granted hereunder, except for the main Building directory and the exterior pylon, shall be paid by Tenant, or to the extent available, from the Tenant Allowance.

(e) Upon Landlord’s request, Tenant shall remove any exterior signage at the end of the Lease Term at Tenant’s sole cost and expense.

7. Parking.

(a) Notwithstanding the terms and conditions of this Lease, twenty-five (25) of the Parking Spaces provided to Tenant under this Lease shall be reserved for Tenant’s exclusive use at the location described on Attachment 8.2 to this Lease.

(b) Landlord covenants that it shall not charge any parking fee for Tenant’s Parking Spaces during the Lease Term (including any Renewal Terms).

(c) Landlord shall not grant parking rights with respect to the parking facilities serving the Building so that the aggregate of parking rights granted is in excess of the number of parking spaces actually available.

(d) If Tenant notifies Landlord that it needs additional parking, Landlord shall use reasonable efforts to provide Tenant, at no cost to Tenant as a tenant in the Building (but without affecting the economic terms set forth in Section 12 of this Attachment 8), additional parking in the future GH3 parking deck, if such parking deck has been constructed by Landlord; provided, however, Landlord shall have no obligation to so construct the GH3 parking deck.

(e) Landlord shall provide, at no cost to Tenant or Tenant’s visitors, sufficient visitor parking to meet Tenant’s needs in the location described on Attachment 8.2 to this Lease.

8. Telecommunications.

(a) Subject to the terms and conditions as described below, Tenant shall have the right to contract with a provider(s) of local and long distance telephone services and other communication services of any kind (the “Provider”), or Tenant may be its own provider. The Provider selected by Tenant or Tenant, as applicable, shall have the right, subject to reasonable availability and Landlord’s reasonable prior consent, to place in the Building riser system, and in the phone room(s) on any floor of the Building that the Premises are located and other common areas of the Building, equipment (the “Equipment”) and related hardware and cabling, connected to the Premises, to service and serve the Premises and communications and transmissions of data to, from and within the Premises.

(b) Tenant hereby covenants and agrees that Landlord shall not be obligated to obtain or pay for any permits and license fees which may be required to be paid for the erection and maintenance of any and all such Equipment. The right of the Provider or Tenant, as applicable, to install such Equipment is expressly conditioned upon the Equipment not interfering with any equipment presently existing on or within the Building.

(c) Prior to installation of the Equipment, the Provider or Tenant, as applicable, shall furnish detailed plans and specifications for such Equipment systems to Landlord for Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided Landlord may condition its consent by requiring that such systems be installed in the least conspicuous of all reasonably acceptable locations on which the systems might be located. In the installation of such systems, the Provider or Tenant, as applicable, shall comply with all applicable laws, and keep the Premises, Building and Land free and clear from liens arising from or related to the installation, and shall provide all insurance with respect to or in connection with the Equipment. The Provider or Tenant, as applicable, shall be entitled to use such portions of the Building as may be reasonably necessary for the installation, operation and maintenance of the Equipment, and the Provider or Tenant, as applicable, shall have reasonable access to such portions of the Building at all times throughout the Term for such purposes; provided however, that except for the roof, any cables, conduits or other physical connections between the Equipment and the Premises shall be concealed underground or within permanent walls, floors, columns and ceilings of the Building and in the shafts of the Building provided for such installations, not damaging the appearance of the Building or reducing the usable or rentable space of the Building; and provided further, that except for the roof and Premises, any installation or maintenance work performed by the Provider or Tenant, as applicable, or at the Provider’s or Tenant’s, as applicable, direction shall be performed without unreasonably interfering with Landlord’s or any other tenant’s use of the Building, and upon completion of such installation and maintenance (initially and from time to time) the Provider or Tenant, as applicable, shall restore such portions of the Building to a condition reasonably comparable to that existing prior to such installation or maintenance. The Provider or Tenant, as applicable, shall be responsible for procuring whatever licenses or permits may be required for the use of such systems or operation of any equipment served thereby, and Landlord shall cooperate with the Provider or Tenant, as applicable, at the Provider’s or Tenant’s, as applicable, expense, in procuring such licenses or permits, to the extent required by applicable laws. Landlord makes no warranties whatsoever as to the permissibility of such systems under applicable laws. The Equipment shall not constitute a nuisance, or unreasonably interfere with the operations of other tenants of the Building or with the normal use of the area surrounding the Building by occupants thereof. Upon termination or expiration of this Lease, Tenant shall remove the Equipment, at its expense, and shall repair and restore the Building to a condition comparable to that existing prior to such installation, normal wear and tear excepted.

(d) Landlord reserves the right to relocate said Equipment at any time, at no expense to Tenant, provided such relocation shall have no material adverse impact on the operations of such Equipment as a service to the Premises.

(e) Tenant reserves the right to replace, upgrade, update or relocate said Equipment at any time, at Tenant’s sole cost and expense.

9. Operating Costs Limitation. Notwithstanding the terms and conditions of Attachment 5 of this Lease, except as described below, in no event shall Tenant be obligated to pay Tenant’s Proportionate Share of Excess Expenses for any year in excess of one hundred five percent (105%) of the amount paid by Tenant for the prior year; provided, however, the above limitation shall not apply to increases in Tenant’s Proportionate Share of Excess Expenses related to utilities costs to the Building, Land or Premises, costs arising out of or in connection with new or revised governmental regulations and insurance premiums related to or payable in connection with the Building, Land or Premises, and, except as otherwise expressly provided for in this Lease, there shall be no limit on increases in Tenant’s Proportionate Share of Excess Expenses related to such Real Estate Taxes, utilities, governmental regulations and insurance premiums for the Building, Land or Premises that can be passed on by Landlord to Tenant or that shall be due of Tenant at any time and from year to year.

10. Early Termination Right. (a) Tenant shall have the right to terminate this Lease at the end of the eighth (8th) Lease Year, by curing all then existing Events of Default under this Lease which can be cured by the payment of money, by providing Landlord with notice of Tenant’s election to terminate this Lease no less than twelve (12) months prior to the end of the eighth (8th) Lease Year, and by the payment to Landlord of all unamortized Tenant Improvement Allowances or other cash allowances granted to Tenant (including, but not limited to, the value of any rental abatements of any nature or kind) and leasing commissions incurred by Landlord as a result of or in connection with this Lease (all such costs to be, for the purposes of this clause 10(a), amortized in equal amounts on a straight-line basis over the initial Lease Term), plus any other amounts due under clause 10(b) below (the “Release Payment”). One half ( 1/2) of the Release Payment shall be due at the time the notice of cancellation is given by Tenant, and one-half ( 1/2) of the Release

Payment shall be due and payable at the end of the eighth (8th) Lease Year. Upon the payment of the sums required hereunder, Landlord shall deliver to Tenant a lease termination agreement.

(b) If Tenant has leased any other space in the Building (the “Additional Space”), then Tenant’s rights and obligation with respect to the Additional Space shall also terminate and Tenant shall pay, at the time the payment described in clause 10(a) above is due, in addition to the amounts specified therein, the unamortized Tenant Improvement Allowance or other cash allowances granted to Tenant (including, but not limited to, the value of any rental abatements of any nature or kind) and leasing commissions incurred by Landlord as a result of or in connection with the leasing of such Additional Space (assuming such costs are amortized in equal amounts on a straight-line basis) .

11. Exclusive Rights. (a) So long as this Lease is in effect and no Event of Default on the part of Tenant has occurred and has existed for in excess of thirty (30) days, and is then existing: (i) Landlord shall not lease any space in the Building to any entity that is engaged, or which has any affiliate or subsidiary that is engaged, in any telecommunications business, including, without limitation, all Wireless Service Providers, as hereinafter defined, or to any entity that conducts its business, or which has any affiliate or subsidiary that conducts its business, under the name of any entity that is engaged in any telecommunications business, including, without limitation, all Wireless Service Providers, as hereinafter defined (any such entity individually, a “Telecommunications Tenant”); (ii) unless Landlord is contractually obligated to do so under a lease of space in the Building executed prior to the date of this Lease, Landlord shall not consent to any assignment of any lease of space in the Building, or any sublease of any space in the Building, to any Telecommunications Tenant; and (iii) all leases by Landlord of space in the Building executed after the date of this Lease shall provide that the space demised thereby cannot be subleased, and the lease cannot be assigned, to any Telecommunications Tenant.

(b) So long as no Event of Default on the part of Tenant has occurred and has existed for in excess of thirty (30) days, and is then existing, and so long as Tenant and/or its affiliates occupy at least 88,500 rentable square feet in the Building: (i) Landlord shall not lease any space in GH3 to any entity listed on Attachment 8.3 to this Lease, or their respective affiliates, subsidiaries or successors in interest, or to any entity that conducts its business under the name of any entity listed on Attachment 8.3 to this Lease, or their respective affiliates, subsidiaries or successors in interest (any such entity individually, a “Designated Entity”, and, collectively, the “Designated Entities”, all of which Designated Entities are hereby agreed to be included, without limitation, in the definition of a Wireless Service Provider set forth below); (ii) Landlord shall not consent to any assignment of any lease of space in GH3, or any sublease of any space in the GH3, to any Designated Entity; and (iii) Landlord shall not affix, or permit to be affixed, to GH3 any signage naming any entity that is engaged, or whose affiliates or subsidiaries are engaged, in business of the provision of wireless voice or data services, or any entity that conducts its business under the name of any entity that is engaged, or whose affiliates or subsidiaries are engaged, in business of the provision of wireless voice or data services (a “Wireless Service Provider”).

(c) From and after the time that Tenant and/or its affiliates lease at least 150,000 rentable square feet in GH3 and Tenant and/or its affiliates actually occupy at least 75,000 rentable square feet in GH3, so long as no Event of Default on the part of Tenant under a lease of space in GH3 has occurred and has existed for in excess of thirty (30) days, and is then existing: (i) Landlord shall not lease any space in GH3 to any Wireless Service Provider; (ii) Landlord shall not consent to any assignment of any lease of space in GH3, or any sublease of any space in GH3, to any Wireless Service Provider; and (iii) all leases of space in GH3 shall provide that the space demised thereby cannot be subleased, and the lease cannot be assigned, to any Wireless Service Provider.

12. Potential GH3 Building Expansion.

(a) So long as no Event of Default has occurred and is then existing beyond any applicable notice and cure period and Tenant and/or its affiliates are then leasing at least 177,000 rentable square feet in the Building and Tenant and/or its affiliates are then occupying at least 88,500 rentable square feet in the Building, Tenant shall have the rights of first offer (as set forth in subsections (i), (ii), (iii) and (iv) below) on all space in the building which may be constructed adjacent to the Building, to be known as “Glenridge Highlands Three” (“GH3”), if, as and when such building is constructed. Landlord makes no representation that GH3 shall be constructed, but does represent and warrant to Tenant that Landlord will file as soon as Landlord determines it is most advantageous to achieve the desired rezoning result with Fulton County a rezoning application for the land on which GH3 would be constructed (the “GH3 Land”) to allow the construction of GH3. Landlord shall pursue the approval of the rezoning application diligently and in good faith, and shall use reasonable good faith efforts to obtain all other required permits, approvals and financing to construct GH3. If Landlord obtains the approval of the rezoning application, Landlord shall notify Tenant of such approval and Landlord shall not thereafter seek to further rezone the GH3 Land until the conditions set forth below have been satisfied by Landlord. If, as and when constructed, GH3 is expected to contain approximately 225,000 rentable square feet, with parking available in a currently anticipated ratio of four (4) parking spaces per 1000 rentable square feet. The anticipated construction period would commence on or about October 1, 2001, with a certificate of occupancy being issued fourteen (14) months, or as soon as practical, thereafter. The initial lease of space to Tenant in GH3 is herein called the “Initial GH3 Lease”. Subject to the foregoing, Landlord hereby grants to Tenant for the Lease Term the right of first offer (the “ROFO”) to lease all space in GH3 (the “GH3 Space”) on the terms and provisions hereinafter set forth.

(i) Upon Landlord’s obtaining the necessary rezoning of the GH3 Land and Landlord’s determination to proceed with the construction of GH3, and prior to Landlord’s making any offer or proposal to any other prospective tenant for the lease of space in GH3, Landlord shall give Tenant written notice (the “Initial Lease Notice”), which notice shall contain the following terms upon which Landlord in good faith is willing to lease to Tenant the Initial Space Requirement (hereinafter defined) for an initial term of ten (10) years: (i) the date upon which Landlord projects that GH3 will be constructed and the GH3 Space will be available; (ii) Base Rent rate; (iii) base year for Real Estate Taxes and Operating Expenses; (iv) tenant improvement allowance; and (v) any other material financial terms. For the purposes hereof, the “Initial Space Requirement” shall be the greatest of: (1) fifty percent (50%) of the total rentable square feet in GH3; (2) the number of rentable square feet in GH3 that Landlord has determined in good faith is the necessary pre-lease requirement for the financing of GH3; or (3) 150,000 rentable square feet. Tenant shall have the right, in its sole discretion, to designate the floors in GH3 upon which the Initial Space Requirement will be located, so long as such floors are in one contiguous block, and there is no more than one (1) floor of which Tenant leases a part, but not all.

(A) Tenant shall notify Landlord within thirty (30) days after its receipt of the Initial Lease Notice whether it desires to exercise the ROFO to lease the Initial Space Requirement under a new lease for GH3. If Tenant exercises the ROFO as to the Initial Space Requirement, Landlord and Tenant shall proceed to negotiate in good faith for and shall, within sixty (60) days after Tenant’s notice described in this clause (A), duly execute and deliver the new lease of the Initial Space Requirement on the terms contained in the Initial Lease Notice, in substantially the same form as this Lease. Such lease shall constitute the Initial GH3 Lease for all purposes under this Section 12.

(B) If Tenant does not notify Landlord within said thirty (30) day period that it exercises the ROFO to lease the Initial Space Requirement, Tenant shall be deemed to have refused the Initial Space Requirement. After any refusal or deemed refusal by Tenant of the Initial Space Requirement, the ROFO shall not apply to the Initial Space Requirement for twelve (12) months after the date of the Initial Lease Notice, during which time Landlord shall be free to lease all of GH3, or any portion thereof, to a single tenant for any term and on such terms and conditions not materially more favorable than the terms and conditions contained in the Initial Lease Notice, excluding any benefits and better economic terms caused or arising out of financing alternatives available in connection with a tenant other than Tenant which were not available in a lease with Tenant.

(C) If Landlord does not actually lease all or any portion of GH3 within twelve (12) months after the date of the Initial Lease Notice, GH3 shall again become subject to the ROFO, pursuant to this clause 12(a)(i).

(D) If Landlord leases all or any portion of GH3 within such twelve (12) month period: (1) as to the space so leased, the ROFO shall be subordinate to the rights of any tenant of that portion of GH3 actually leased by Landlord during such twelve (12) month period, expressly including any and all renewal rights, expansion rights, rights of first refusal and other similar rights expressly set forth in the Initial Lease Notice and granted to such tenant; and (2) as to any space in GH3 not so leased, such space again be subject to the ROFO pursuant to clauses 12(a)(iii) and (iv) below.

(ii) If Landlord shall determine, in Landlord’s sole and absolute discretion, that market conditions do not support the construction of GH3 and that Landlord desires to rezone the GH3 Land for a different use, Landlord shall give Tenant written notice (the “Rezoning

Notice”), which notice shall contain the terms upon which Landlord in good faith is willing to lease to Tenant the Initial Space Requirement, as required for the Initial Lease Notice pursuant to clause 12(a)(i), above. Tenant shall have the right, in its sole discretion, to designate the floors in GH3 upon which the Initial Space Requirement will be located, so long as such floors are in one contiguous block, and there is no more than one (1) floor of which Tenant leases a part, but not all. Landlord may pursue actions in support of or to advance any such rezoning during Tenant’s response time to the Rezoning Notice, so long as the rezoning itself is not accomplished during this period.

(A) Tenant shall notify Landlord within thirty (30) days after its receipt of the Rezoning Notice whether it desires to exercise the ROFO to lease the Initial Space Requirement under a new lease for GH3. If Tenant exercises the ROFO as to the Initial Space Requirement, Landlord and Tenant shall proceed to negotiate in good faith for, and shall within sixty (60) days after Tenant’s notice described in this clause (A) duly execute and deliver, a lease of the Initial Space Requirement on the terms contained in the Rezoning Notice, in substantially the same form as this Lease. Such lease shall constitute the Initial GH3 Lease for all purposes under this Section 12.

(B) If Tenant does not notify Landlord within said thirty (30) day period that it exercises the ROFO to lease the Initial Space Requirement, Tenant shall be deemed to have refused the Initial Space Requirement. After any such refusal, Landlord shall have the right to rezone the GH3 Land to such use or otherwise develop the GH3 Land as Landlord may elect in its sole discretion, and if the land is rezoned and GH3 is not constructed Tenant shall have no further rights thereto or interest therein.

(iii) In addition to Tenant’s rights as to the Initial Space Requirement, and irrespective of whether Tenant has exercised the ROFO as to the Initial Space Requirement, the ROFO shall also apply to any portion of GH3 not then part of the premises demised by a lease to Tenant in GH3 and which is Available, as defined in this clause 12(a)(iii) below (the “GH3 Available Space”), in accordance with the within terms and conditions. Space shall be deemed to be “Available” for the purposes of this clause 12(a)(iii) if the space is not then occupied or subject to any right of first offer or right of first refusal granted to another tenant if such rights are granted to such future tenant after Tenant’s failure to exercise the ROFO as to such space in accordance with this Special Stipulation 12.

(A) Should Landlord desire to lease any GH3 Available Space, Landlord shall give Tenant a written notice (the “GH3 Available Space Notice”), and offer to lease the GH3 Available Space to Tenant. Additionally, if there is GH3 Available Space, Tenant may give Landlord notice specifying any GH3 Available Space as to which Tenant desires to receive a GH3 Available Space Notice, and Landlord shall give Tenant a GH3 Available Space Notice with respect thereto. Any GH3 Available Space Notice given by Landlord without a request from Tenant may not be given more than nine (9) months in advance of such projected availability

(unless such space is 75,000 square feet or more, in which event the GH3 Available Space Notice may be given by Landlord up to twelve (12) months in advance of its projected availability) and shall set forth the following terms upon which Landlord is willing to lease the GH3 Available Space: (1) the date upon which the GH3 Available Space will be available; (2) Base Rent rate (expressed as dollars per annum per square foot); (3) base year for Real Estate Taxes and Operating Expenses; (4) tenant improvement allowance (expressed as dollars per annum per square foot); (5) if Landlord is willing to lease less than all of the GH3 Available Space, the smaller increments thereof that Landlord is willing to lease; and (6) any other material financial terms. Tenant shall have eight (8) business days to accept or reject the ROFO to lease the GH3 Available Space, or any portion thereof designated by Tenant that is consistent with the increments specified by Landlord in the GH3 Available Space Notice.

(B) If Tenant rejects the ROFO to lease the entirety of the GH3 Available Space or fails to respond within said eight (8) business day period, then: (1) Landlord shall be entitled to lease the entirety of the GH3 Available Space or any portion thereof that is consistent with the increments specified by Landlord in the GH3 Available Space Notice on terms and conditions not materially more favorable to the tenant than those contained in the GH3 Available Space Notice; and (2) any of the GH3 Available Space not leased by Landlord within nine (9) months from the date of the GH3 Available Space Notice shall again become subject to the ROFO. If Landlord leases the GH3 Available Space or any portion thereof during such nine (9) month period, such GH3 Available Space shall again be subject to the ROFO when it again becomes GH3 Available Space, subject to any right of first refusal contained in such lease that is expressly set forth in the GH3 Available Space Notice.

(C) If Tenant leases only a portion of the GH3 Available Space within said eight (8) business day period, then: (1) Landlord shall be entitled to lease the remaining GH3 Available Space in the increments specified by Landlord in the GH3 Available Space Notice on terms and conditions not materially more favorable to the tenant than those contained in the GH3 Available Space Notice; and (2) if Landlord does not actually lease any remaining portion of the GH3 Available Space within nine (9) months from the date of the GH3 Available Space Notice, such space shall again become subject to the ROFO. If Landlord leases any portion of the remaining GH3 Available Space during such nine (9) month period, such GH3 Available Space shall again be subject to the ROFO when it again becomes GH3 Available Space, subject to any right of first refusal contained in such lease that is expressly set forth in the GH3 Available Space Notice.

(D) If Tenant exercises the ROFO to lease any GH3 Available Space within said eight (8) business day period, and such GH3 Available Space is the initial space leased by Tenant in GH3, then Landlord and Tenant shall proceed to negotiate in good faith a lease of such GH3 Available Space on the terms set forth in the GH3 Available Space Notice, for an initial term specified by Tenant which shall be not less than five (5) years and not more than ten (10) years, and on a lease in substantially the same form as this Lease. Such lease shall constitute the Initial GH3 Lease for all purposes under this Section 12. If Tenant exercises the ROFO to lease any GH3 Available Space within said eight (8) business day period, and such GH3 Available Space is not the initial space leased by Tenant in GH3, then Tenant shall have leased such GH3 Available Space upon the financial terms contained in the GH3 Available Space Notice, and upon the other terms and conditions as contained in the Initial GH3 Lease, for a term co-terminus with the term of the Initial GH3 Lease and with all allowances and concessions contained in the GH3 Available Space Notice prorated; provided, however, Tenant shall in all events be required to lease such GH3 Available Space for a minimum term of not less than three (3) years, notwithstanding the period of time remaining in the term of the Initial GH3 Lease, and if Tenant elects to lease such GH3 Available Space at any time when less than three (3) years remain in the term of the Initial GH3 Lease, the term for such GH3 Available Space only shall be automatically extended so that it is a full three (3) year period.

(E) If Tenant leases any GH3 Available Space, the rent for such GH3 Available Space shall commence on the earlier to occur of: (1) the GH3 Available Space Final Rent Commencement Date (hereinafter defined); or (2) if Tenant actually occupies any portion of such GH3 Available Space for the conduct of its business therein prior to the GH3 Available Space Final Rent Commencement Date, then, as to such portion only, the date upon which Tenant actually occupies the same for the conduct of its business therein. For the purposes hereof, the GH3 Available Space Final Rent Commencement Date for the entirety of the GH3 Available Space actually leased by Tenant shall mean: (x) if such GH3 Available Space contains two (2) floors or less, the date ninety (90) days after Landlord tenders possession of the GH3 Available Space to Tenant for the commencement of preparation thereof for Tenant’s occupancy; and (y) if such GH3 Available Space contains more than two (2) floors, the date ninety (90) days after Landlord tenders possession of the Offer Space to Tenant for the commencement of preparation thereof for Tenant’s occupancy, plus fifteen (15) days for each additional floor (or portion of a floor) included in the GH3 Available Space. The GH3 Available Space Final Rent Commencement Date shall be extended by Landlord Delay and Tenant Force Majeure Items.

(iv) In addition to and not in lieu of the rights of Tenant with respect to GH3 as set forth in clauses 12(a)(i), (ii) and (iii) above, and irrespective of whether Tenant has or has not exercised the ROFO under clauses 12(a)(i), (ii) or (iii) above, if Landlord desires to lease space in GH3 to a Wireless Service Provider and has a bona fide offer (the “WSP Offer”) to so lease space in GH3, then Landlord shall first offer such space (the “WSP Space”) to Tenant, upon and subject to the following terms and conditions.

(A) Landlord shall so notify Tenant (a “WSP ROFO Notice”) of the WSP Offer. The WSP ROFO Notice shall contain the following terms of the WSP Offer: (1) the date upon which the WSP Space will be available; (2) Base Rent rate (expressed as dollars per annum per square foot); (3) base year for Real Estate Taxes and Operating Expenses; (4) tenant improvement allowance (expressed as dollars per annum per square foot); (5) the identity of the Wireless Service Provider (unless Landlord is prohibited by confidentiality or other written agreement from disclosing the same); and (6) any other material financial terms. Tenant shall notify Landlord within eight (8) business days after its receipt of a WSP ROFO Notice whether it desires to exercise the ROFO.

(B) If Tenant rejects such offer or fails to respond within said eight (8) business day period, then: (i) Landlord shall be entitled to lease the WSP Space to the Wireless Service Provider making the WSP Offer on the terms and conditions contained in the WSP Offer; and (ii) if Landlord does not actually lease the WSP Space within six (6) months from the date of the Landlord’s WSP ROFO Notice, such space shall again become subject to the ROFO.

(C) If Tenant exercises the ROFO within said eight (8) business day period, and the WSP Space is the initial space leased by Tenant in GH3, then: (1) Landlord and Tenant shall proceed to negotiate in good faith for, and shall, within sixty (60) days after Tenant’s notice described in clause 12(a)(iv)(A) above, duly execute and deliver a lease of the WSP Space on the terms set forth in the WSP Offer, in substantially the same form as this Lease; and (2) if the WSP Space represents the Initial Space Requirement, the initial term of such lease shall be ten (10) years, and otherwise, the initial term shall be specified by Tenant but shall be not less than the term specified in the WSP Offer and not more than ten (10) years. Such lease shall constitute the Initial GH3 Lease for all purposes under this Section 12. If Tenant exercises the ROFO within said eight (8) business day period, and the WSP Space is not the initial space leased by Tenant in GH3, then Tenant shall have leased the WSP Space upon the financial terms contained in the WSP Offer, and upon the other terms and conditions as contained in the Initial GH3 Lease, for a term co-terminus with the term of the Initial GH3 Lease and with all allowances and concessions contained in the WSP Offer prorated; provided, however, Tenant shall in all events be required to lease the WSP Space for a minimum term of not less than three (3) years, notwithstanding the period of time remaining in the term of the Initial GH3 Lease, and if Tenant elects to lease the WSP Space at any time when less than three (3) years remain in the term of the Initial GH3 Lease , the term for such WSP Space only shall be automatically extended so that it is a full three (3) year period.

(D) If Tenant leases any WSP Space, the rent for such WSP Space shall commence on the earlier to occur of: (1) the WSP Space Final Rent Commencement Date (hereinafter defined); or (2) if Tenant actually occupies any portion of the WSP Space for the conduct of its business therein prior to the WSP

Space Final Rent Commencement Date, then, as to such occupied portions only, the date upon which Tenant actually occupies the same for the conduct of its business therein. For the purposes hereof, the WSP Space Final Rent Commencement Date for the entirety of the WSP Space shall mean: (x) if the WSP Space contains two (2) floors or less, the date ninety (90) days after Landlord tenders possession of the WSP Space to Tenant for the commencement of preparation thereof for Tenant’s occupancy; and (y) if the WSP Space contains more than two (2) floors, the date ninety (90) days after Landlord tenders possession of the Offer Space to Tenant for the commencement of preparation thereof for Tenant’s occupancy, plus fifteen (15) days for each additional floor (or portion of a floor) included in the WSP Space. The WSP Space Final Rent Commencement Date shall be extended by Landlord Delay and Tenant Force Majeure Items.

(E) If Tenant exercises the ROFO as to any WSP Space and Tenant is then leasing space in GH3, Tenant shall have the right, in lieu of leasing the WSP Space, to designate other GH3 Available Space of comparable or greater size which is closer to or contiguous with space in GH3 then leased by Tenant as the space to be leased by Tenant in lieu of the WSP Space, so long as any other GH3 Available Space designated by Tenant does not leave Landlord with a block of space not leased on such floor which is commercially unleasable.

(F) If Tenant does not exercise the ROFO as to any WSP Space and Landlord leases such space to the Wireless Service Provider within the permitted six (6) month period, then: (1) the ROFO as to such WSP Space shall thereafter be subordinate to the rights of the Wireless Service Provider so leasing such space, expressly including any rights of expansion, extension, rights of first refusal and other similar rights expressly set forth in the WSP ROFO Notice and granted to the Wireless Service Provider; and (2) such Wireless Service Provider shall have the right to expand its occupancy in GH3 and the leasing of space in GH3 for such expansion purposes shall not be subject to the ROFO.

(G) If Tenant does exercise the ROFO as to a WSP ROFO Notice, then the same Wireless Service Provider (and any affiliate or subsidiary thereof) cannot be presented under a WSP ROFO Notice for a period of at least twelve (12) months after the date of the subject WSP ROFO Notice.

(H) If Tenant exercises the ROFO and elects to lease WSP Space in response to a WSP ROFO Notice, Tenant shall have the absolute right to assign such lease or sublet such premises subject only to the provisions of Section 16 of Attachment 1 to this Lease.

(I) All leases by Landlord of space in GH3 other than leases to Wireless Service Providers shall provide that the space demised thereby cannot be subleased, and the lease cannot be assigned, to any Wireless Service Provider.

(b) Landlord shall use its commercially reasonable efforts to cause the current owner of Glenridge Highlands One (“GHO”) to provide a right of first offer to Tenant, for all space within GHO, which, under a lease, the owner thereof has no obligations to offer a renewal right to the existing tenant. The rental rate which Landlord will use commercially reasonable efforts to negotiate on behalf of Tenant will be the prevailing market rates and allowances for similar space.

13. Private Club Membership/Health Club.

(a) Landlord shall obtain from the Ashford Club for Tenant fifteen (15) memberships at no initiation fee, for so long as and if the Ashford Club is in operation in the Building. Tenant will be solely responsible for all fees of any kind or nature thereafter.

(b) Landlord shall maintain and operate health club facilities in the Building during the initial Lease Term (but shall have no obligation to do so in any Renewal Terms or extensions of the Initial Term). Tenant, and its employees and agents, shall have the right to utilize free of charge such health club. Landlord shall maintain the health club during the initial Lease Term.

14. Generator and Generator Pad. Tenant may, at Tenant’s option and in Tenant’s sole discretion, use a pad to be constructed on the Land (the “Pad”), the size and location of which are described Attachment 8.4 to this Lease, to place Tenant’s generator, which supports the Premises (the “Generator”). The Pad shall constitute a portion of the Base Building Improvements, but shall be paid for by Tenant (and may be funded from the Tenant Allowance, to the extent available). The Generator shall be placed, constructed and used at Tenant’s sole cost and expense and in accordance with and subject to the following:

(i)	The Generator shall be properly placed and screened, as determined by Landlord, in Landlord’s reasonable judgment;

(ii)	The Generator shall be operated and maintained in accordance with all applicable Laws;

(iii)	Tenant shall keep the Generator properly serviced, at Tenant’s sole cost and expense, under a service contract consented to by Landlord, in Landlord’s reasonable judgment;

(iv)	The Generator shall only be used in and during a power outage or material reduction in power provided to the Building, and shall only be tested after normal Business Hours.

(v)	Landlord shall have the absolute right, in Landlord’s sole discretion, to relocate said Generator at any time and from time to time, at no cost to Tenant, unless the need or desire for the relocation arises out of a violation of any law or code or by Tenant of the terms of this Lease with respect to such Generator, in which case Tenant shall pay the cost of such relocation.

If the relocation arises out of a violation with respect to the Generator of any law or code, or in connection with a violation by Tenant of the provisions herein with respect to said Generator, such relocation shall not result in the Generator being inoperative in excess of forty-eight (48) hours, which forty-eight (48) hours shall be over a weekend, and if, instead, Landlord elects, in its sole discretion to move such Generator, then there shall be no period of time during which the Generator (or a replacement generator) is inoperative.

(vi)	Tenant may maintain, as a part of such generator use, diesel fuel at the Generator and outside the Building, and sealed batteries, inside the Premises, in accordance with all applicable Laws.

15. Sale of Building. If Landlord elects to sell the Building, Landlord shall notify Tenant of such election prior to entering into any contract or other legally binding agreement with any prospective purchaser; provided, however, that this provision shall not in any way provide Tenant with or imply that Tenant has a right to purchase the Building from Landlord or to consent to the subsequent owner thereof.

16. Tax Abatement/Incentives. Landlord and Tenant acknowledge and agree that it may be in their mutual best interest to reduce the property taxes payable (the “Tax Abatement”) with respect to the Land by obtaining certain tax incentives from Fulton County and the Development Authority of Fulton County (the “Authority”). Landlord and Tenant agree to reasonably cooperate in connection with this property tax reduction transaction and to execute any and all instruments, agreements and other documents reasonably requested by the other party (all at Tenant’s sole cost and expense, subject to the allocation described below) in order to obtain such property tax reductions; provided, however, Tenant acknowledges and agrees that in no event shall Landlord be required to execute any documents, the effect of which would be to transfer title out of Landlord, without the consent of certain other parties with an interest in or lien upon the Building, or if Landlord, after reviewing the required documents, believes, in Landlord’s sole and absolute judgment, that the current or future value of the Building could be reduced. Tenant shall pay any and all costs and expenses in connection with or as a part of this tax reduction and/or abatement transaction, including, but not limited to, the fees and expenses of the Authority, counsel to the Authority, Bond Counsel, and the Indenture Trustee. If the property tax reduction transaction is consummated and a tax savings is realized, the tax savings shall be divided between Landlord and Tenant based on Tenant’s Proportionate Share.

Notwithstanding anything contained herein to the contrary, the provisions of this Special Stipulation 16 shall in no way be construed to require Landlord to execute any instruments, agreements or other documents or to in any way effect the property tax reduction transaction unless the final form of the transaction and all documents necessary to effectuate the transaction are acceptable to Landlord and to any lender of Landlord in their sole and absolute discretion.

Landlord acknowledges and agrees that Tenant will be seeking to obtain similar property tax reductions with respect to Tenant’s leasehold improvements and furniture, fixtures and equipment to be installed in the Building and owned by Tenant, as well as Tenant’s special equipment which are to be installed in the Building and/or located on the Land.

17. Storage. In the event that any storage space becomes available in the Building’s basement (the “Storage Space”), Landlord shall offer to lease such space to Tenant prior to offering such space to any other prospective tenant and in any event shall offer such space to Tenant on or before December 1, 2000. Tenant shall advise Landlord in writing within ten (10) days after receipt of Landlord’s offer to lease the Storage Space if Tenant will lease such space. If Tenant fails to so notify Landlord within the ten (10) day period, then Tenant shall be deemed to have waived the right to lease such Storage Space as set forth herein. If Tenant accepts such offer, Landlord and Tenant shall amend this Lease to reflect the addition of such Storage Space and any other appropriate terms and changes by the addition of such Storage Space. Such offer to lease shall be for the remainder of the Lease Term at an annual rental rate equal to forty five percent (45%) of the Base Rent due under this Lease and on such other lease terms as are reasonably acceptable to Landlord and Tenant (the Storage Space shall not be included in the calculation of Tenant’s Proportionate Share and shall not be subject to the payment of Excess Expenses).

18. Vending Machines. Notwithstanding anything to the contrary set forth in this Lease, Tenant shall have the right to install and maintain vending machines for the exclusive use of Tenant’s employees and guests in number and type in the Premises as Tenant determines appropriate.

19. Kitchen, Dining Room and Cafeteria.

(a) Notwithstanding anything to the contrary set forth in this Lease, expect as set provided in clause 19(b) below, Tenant shall have the right to maintain a kitchen and dining room in the Premises, for the sole purpose of providing a warming kitchen for food prepared off-site, and not for the preparation of food itself, for use by Tenant’s executive level employees and their guests, but not for providing a general dining facility for Tenant’s employees.

(b) Notwithstanding the above, if Landlord does not operate or caused to be operated within the Building a general service cafeteria or similar general food service operation (the “Cafeteria”), providing cold and hot food for breakfast and lunch, consistent with the standards of general service food operations in buildings of similar size as the Building in the area of the Building, open to the general public, expressly including Tenant’s employees (i) on or before April 1, 2001, or (ii) thereafter for a period of six (6) consecutive months, then Tenant may provide such a cafeteria or food service operation within the Premises for Tenant’s employees and invitees, subject to the other limitations contained herein.

(c) Landlord recognizes the fact that if Landlord does not operate or cause to be operated the Cafeteria within the Building in accordance with clause 19(b) above, Tenant may desire to operate or cause a designee to operate the Cafeteria rather than providing such a service within the Premises. In such event, Landlord agrees to negotiate with Tenant in good faith upon the terms and conditions of the operation of the Cafeteria by Tenant or its designee.

20. Macro-Network Base Station. (a) Subject to terms and conditions as described below, Tenant may, at Tenant’s option and in Tenant’s sole discretion, place an antenna and base station, and related equipment and facilities (the “Base Station”), on the parking deck serving the Premises at a location described on Attachment 8.5 to this Lease, to serve its macro-network serving the Premises. The Base Station shall be placed, constructed and used at Tenant’s sole cost and expense.

(b) Tenant shall furnish detailed plans and specifications for the Base Station to Landlord for Landlord’s consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided Landlord may condition its consent by requiring that the Base Station be installed in the least conspicuous of all reasonably acceptable locations on which the Base Station might be located. Upon the giving of such consent, the Base Station shall be installed, at Tenant’s sole cost and expense (which may be funded from the Tenant Allowance, to the extent available), by a contractor selected by Tenant and approved by Landlord, such approval not to be unreasonably withheld, conditioned or delayed by Landlord. In the installation of the Base Station, Tenant shall comply with all applicable Laws, and keep the Premises, Building and Land free and clear from liens arising from or related to Tenant’s installation, and shall provide all insurance with respect to or in connection with the Base Station as Landlord in Landlord’s reasonable judgment, deems appropriate or necessary. Tenant shall be entitled to use such portions of the Building as may be reasonably necessary for the installation, operation and maintenance of the Base Station, and Tenant shall have reasonable access to such portions of the Building at all times throughout the Lease Term for such purposes; provided, however, that any installation or maintenance work performed by Tenant or at Tenant’s direction shall be performed without unreasonably interfering with Landlord’s or any other tenant’s use of the Building, and upon completion of such installation and maintenance (initially and from time to time) Tenant shall restore such portions of the Building to a condition reasonably comparable to that existing prior to such installation or maintenance. Tenant shall be responsible for procuring whatever licenses or permits may be required for the use of the Base Station. Tenant’s Base Station shall not constitute a nuisance, or unreasonably interfere with the operations of other tenants of the Building or with the normal use of the area surrounding the Building by occupants thereof. Upon termination or expiration of this Lease, Tenant shall remove the Base Station installed by it pursuant to this Section, at its expense, and shall repair and restore the Building to a condition comparable to that existing prior to such installation, normal wear and tear excepted.

(c) Landlord reserves the right to relocate the Base Station at any time, at no expense to Tenant, provided such relocation shall have no material adverse impact on the operations of such Base Station as a service to the Premises. Tenant hereby covenants and agrees that such Base Station shall be designed and shall be installed, to the extent reasonably practicable, in a manner so that it is relocatable without extraordinary or unreasonable trouble, effort or expense.

(d) If the location and existence of the Base Station results in the inability to use certain parking spaces within the parking deck, Tenant’s allocated Parking Spaces as described in Special Stipulation 7 hereof shall be reduced by the number of spaces rendered unusable by the Base Station.

21. Glass and Window Treatment. Tenant shall have the right, in Tenant’s discretion, to put the glass and window treatment and glass and window film known as “Sungard RLW, 150 Silver 35 Window Film” (the “Film”) on the glass and windows of any floors of the Building in which Tenant occupies in the entirety, subject to and conditioned upon the following terms and conditions:

(a) Landlord shall have the right to consent to the final design criteria and application process and timing for the Film, such consent of Landlord not to be unreasonably withheld or delayed;

(b) Tenant shall be responsible for any and all additional glass and window breakage, leakage or other damage associated with or arising from the Film and its placement, as outlined in the letter attached hereto as Attachment 8.6 to this Lease, by this reference incorporated herein. If the glass and window damage, leakage or breakage becomes excessive, or Landlord deems in Landlord’s sole, reasonable discretion, that the addition of the Film will or is putting any of the Building mechanical, plumbing or electrical systems, the Building structure, or any other tenant of the Building at risk for any type of damage or injury, Tenant shall be required to remove the Film within thirty (30) days of written request from Landlord. If Tenant, within ten (10) days of such notice, demonstrates to Landlord that modifications to the Film, or replacement thereof, has eliminated any such problem or problems related to the Film, there shall a period of an additional thirty (30) days after which Tenant and Landlord will review the matter and Landlord will then notify Tenant as to whether or not the Film must be removed in its entirety, within ten (10) days;

(c) The Film shall be applied at Tenant’s sole cost and expense, and shall be considered work done by Tenant in the Premises under Section 8 of Attachment 1 to this Lease;

(d) If Tenant elects to install the Film, Tenant must do so for all of the windows and glass on an entire floor;

(e) At or prior to the termination of the Lease, Tenant shall, at Tenant’s sole cost and expense, in a manner acceptable to Landlord, in Landlord’s sole, reasonable discretion, remove the Film and replace any glass, framing, or other areas that may have been discolored or otherwise changed as a result of the application of such Film; and

(f) Tenant shall have the right to modify or up-date the Film at any time during the Term, subject to Landlord’s right to review and approve, in Landlord’s reasonable discretion, such change, and whether, as a result of such change, the Film must be removed, in accordance with (b) above, or otherwise modified.

(g) Landlord acknowledges that the Film may be damaged by certain cleaning substances. Landlord shall cooperate with Tenant in notifying anyone cleaning the windows on which Tenant has put the Film of the proper cleaning method and cleaning substances to be used when cleaning such windows.

22. Space for HAW.

(a) Tenant acknowledges that Landlord has entered into a lease (the “HAW Lease”) with Habif, Arogeti & Wynne, L.L.P (“HAW”) for the 2nd, 3rd and part of the 4th floor of the Building (the “HAW Space”). Under the HAW Lease, HAW has the right to lease the remaining portion of the 4th floor, and the right, at the end of the 4th and 7th year of the HAW Lease, to lease between 3,000 and 5,000 additional rentable square feet of the Building not then part of the HAW Space (the “HAW Option Space”). In the event that Tenant has not terminated this Lease as to the 5th floor, this Lease shall automatically terminate as to a portion of the 5th floor (the “Released Space”) in the event that: (i) HAW timely exercises its right to lease the HAW Option Space; (ii) HAW has leased the entire 4th floor; and (iii) there is no other space in the Building which is unoccupied and which could reasonably satisfy HAW’s rights to the HAW Option Space (expressly excluding any space located on the 1st floor of the Building). Landlord shall provide Tenant written notice of any such potential termination within five (5) business days of Tenant’s exercise of its rights with respect to the HAW Option Space.

(b) The termination date as to the Released Space shall be the later of: (i) the date one hundred eighty (180) days prior to the end of the 4th or 7th year of the HAW Lease, as the case may be; or (ii) the date sixty (60) days after the date Tenant receives notice of such potential termination.

(c) Tenant shall have the right to designate the Released Space provided that the boundaries of the Released Space shall be (i) at the interior, the core of the Building, (ii) at the exterior, the exterior walls of the Building, and (iii) on each side, single demising lines perpendicular to, and extending between, the core and exterior walls of the Building (provided, however, that Landlord shall not unreasonably withhold its consent to deviations from the straight-line perpendicularly of such demising lines which do not impair the ability of Landlord to lease any remaining portion of the floor on a commercially reasonable basis). The Released Space shall contain only the minimum number of rentable square feet of the 5th floor required to satisfy HAW’s rights to the HAW Option Space. If HAW exercises its right to take the HAW Option Space at the end of the 4th year and at the end of 7th year, the space designated by Tenant for the second take must be contiguous to the space designated by Tenant for the first take.

(d) Landlord shall be responsible, at its own cost and expense and not as an Operating Expense, for: (i) the construction of the core walls, demising walls and any corridor walls necessary to accommodate the build-out of the Released Space and the occupancy of the 5th floor as a multi-tenant floor (including the structural components of any partition and the drywall surface for the walls); (ii) the alteration or modification of any of the Building systems rendered necessary by reason of the exclusion of the Released Space from the Premises (including all modifications necessary or desirable to provide the Normal Service to the Premises); (iii) the construction and installation of the complete demising walls for any newly created common areas on the 5th floor, the creation of which is necessitated by the occupancy of the 5th floor as a multi-tenant floor; and (v) the construction and installation of interior improvements and decorations for such newly-created common area in a manner consistent with the other common areas of a typical multi-tenant floor in the Building, or if no multi-tenant floor exists in the Building, consistent with the common areas of typical multi-tenant floors for first-class (class “A”) office buildings of similar age, quality and type in the area in which the Building is located.